UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

FirstCash, Inc.
(Name of Registrant as Specified in its Charter)
__________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

To the Stockholders of FirstCash, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT on Tuesday, June 12, 2018.

The purpose of the meeting is (i) to elect a class of directors to serve a three-year term beginning in 2018, (ii) to vote on the ratification of the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018, and (iii) to vote on a non-binding resolution to approve the compensation of the Company’s named executive officers.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow the Company to furnish proxy materials to stockholders on the internet. These rules allow us to provide our stockholders with the information they need, while reducing the environmental impact of our Annual Meeting and lowering costs. Unless you previously requested a paper copy of our proxy materials, you will receive a Notice Regarding the Availability of Proxy Materials, which tells you how to access the materials on the internet.

Whether or not you plan to attend the Annual Meeting, please vote by internet or telephone at your earliest convenience or complete and return your proxy card if you requested a paper copy of our materials. You may choose to attend the meeting and personally cast your votes even if you fill out and return a proxy card.

We hope that you will be able to join us on June 12.

Very truly yours,

Fort Worth, Texas	Rick L. Wessel
April 27, 2018	Vice-Chairman of the Board and Chief Executive Officer

FirstCash, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 12, 2018

The Annual Meeting of Stockholders of FirstCash, Inc. (the “Company”) will be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT on Tuesday, June 12, 2018.

The Annual Meeting is called for the following purposes:

1.	To elect Messrs. Rick L. Wessel and James H. Graves as directors of the Company for a three-year term beginning in 2018;

2.	To ratify the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018;

3.	To vote on a non-binding resolution to approve the compensation of the Company’s named executive officers;

4.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 13, 2018 will be entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on June 12, 2018:

The Proxy Statement and the 2017 Annual Report to Stockholders are available at the Company’s website and can be accessed at www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (ir.firstcash.com).

PLEASE USE INTERNET OR TELEPHONE VOTING OR COMPLETE AND RETURN A PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES AT THE ANNUAL MEETING.

By Order of the Board of Directors,

Fort Worth, Texas	R. Douglas Orr
April 27, 2018	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

FirstCash, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

PROXY STATEMENT
for
Annual Meeting of Stockholders
_______________

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (“Board of Directors”) of FirstCash, Inc., a Delaware corporation (“FirstCash” or the “Company”), for use at the 2018 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT, on Tuesday, June 12, 2018, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). The Company is mailing a printed copy of this Proxy Statement, a proxy card and the 2017 Annual Report of the Company to certain of its registered stockholders who have not consented to electronic delivery of their proxy materials on or about April 27, 2018, and a Notice of Internet Availability to all other stockholders on or about April 27, 2018.

The close of business on April 13, 2018 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 45,415,242 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (described below) will be counted as present for the purposes of determining the presence of a quorum.

If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares by providing them with voting instructions.

If you do not provide voting instructions to your broker, bank or other nominee, the voting of your shares by the bank, broker or other nominee is governed by the rules of the New York Stock Exchange (the “NYSE”). These rules allow banks, brokers and other nominees to vote shares in their discretion on “routine” matters for which the “beneficial holder” does not provide voting instructions. On matters considered “non-routine,” banks, brokers and other nominees may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”

If you do not instruct your bank, brokerage firm or other nominee in accordance with their directions how to vote your shares prior to the date of the Annual Meeting, your bank, brokerage firm or other nominee cannot vote your shares on the following proposals: “Proposal 1 - Election of Directors” and “Proposal 3 - Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers,” and such shares will be considered “broker non-votes” and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 2 - Ratification of Independent Registered Public Accounting Firm.”

Each share of Common Stock is entitled to one vote on all questions requiring a stockholder vote at the Annual Meeting. The votes required to act on each proposal at the Annual Meeting are summarized below.

Proposal 1 — Election of Directors. A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the election of directors under Proposal 1 as set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved. The election of directors is also subject to the Company’s Director Election (Majority Voting) Policy, which is described below in the “Corporate Governance and Board Matters” section of this Proxy Statement.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of the Company’s independent public accountants under Proposal 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders. Since this proposal is considered a routine matter, brokers will be permitted to vote instructed shares as to this proposal, and there will be no broker non-votes with respect to this proposal. Abstentions will have the same effect as votes against Proposal 2.

Proposal 3 — Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers. The non-binding resolution to approve the compensation of the Company’s named executive officers will be approved if a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is voted in favor of the proposal. Broker non-votes will have no effect in determining whether the proposal has been approved. Abstentions will have the same effect as votes against Proposal 3.

Stockholder Proposals. If any stockholder proposal is properly presented at the Annual Meeting, the stockholder proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Broker non-votes will not be counted as having been entitled to vote on such a proposal, and will have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against any stockholder proposal.

If you are a stockholder of record, you may vote in person at the Annual Meeting, or by proxy without attending the Annual Meeting. You may vote by mail by signing, dating and returning your proxy card in the enclosed prepaid envelope. You may also vote over the Internet or by telephone. The proxy card the Company mails you will instruct you on how to vote over the Internet or by telephone. If you hold your shares in an account through a broker, bank or other nominee in “street name,” you should complete, sign and date the voting instruction card that your broker, bank or nominee provides to you or as your broker or nominee otherwise instructs.

Attendance at the Annual Meeting will be limited to stockholders of the Company as of the record date (or their authorized representatives). If you wish to attend the Annual Meeting in person, you will need to present a valid government-issued photo identification, such as a driver’s license or passport. Beneficial stockholders holding their shares through a broker, bank or other nominee in “street name” will need to bring proof of beneficial ownership as of the record date, such as a recent brokerage account statement, the voting instruction card provided by their broker, bank or other nominee or similar evidence of ownership. Stockholders of record will be verified against an official list available at the registration area. The Company reserves the right to deny admission to anyone who cannot show sufficient proof of stock ownership as of the record date.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in accordance with the recommendation of the Board of Directors as follows: (i) TO ELECT MESSRS. RICK L. WESSEL AND JAMES H. GRAVES AS DIRECTORS; (ii) TO RATIFY THE SELECTION OF RSM US LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2018; AND (iii) TO APPROVE THE ADVISORY PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, the Company is unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Corporate Secretary of the Company or (c) by voting in person at the Annual Meeting.

COMPANY OVERVIEW AND ANNUAL REPORT

Company Overview

FirstCash is a leading operator of retail pawn stores in the United States and Latin America. As of April 25, 2018, the Company had 2,247 locations, consisting of 1,111 stores in the U.S. and 1,136 stores in Latin America, including Mexico, Guatemala, El Salvador and Colombia. The Company has approximately 17,000 employees, including approximately 8,000 employees located in the U.S. and 9,000 located in Latin America.

The Company’s primary business is the operation of full-service pawn stores which make small-dollar pawn loans secured by personal property such as consumer electronics, jewelry, power tools, household appliances, sporting goods and musical instruments. These pawn stores generate significant retail sales from the merchandise acquired through collateral forfeitures from pawn loans and over-the-counter purchases of merchandise from customers. In addition, the Company offers small unsecured consumer loans or credit services products. The Company’s strategy is to focus on growing its full-service pawn operations in the United States and Latin America through new store openings and strategic acquisitions as they arise.

On September 1, 2016, the Company completed a stock-for-stock merger of equals (the “Merger”) with Cash America International, Inc. (“Cash America”). In conjunction with the closing of the Merger, the Company changed its name to FirstCash, Inc. and transferred the listing of its common stock from the NASDAQ Global Select Market to the New York Stock Exchange (“NYSE”) under the ticker symbol “FCFS.”

Annual Report

The Annual Report on Form 10-K, covering the Company’s fiscal year ended December 31, 2017, including audited financial statements, is enclosed herewith. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

The Company’s website can be accessed at www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (ir.firstcash.com). The Company will provide, without charge, a printed copy of its Annual Report on Form 10-K upon written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102. The Company will provide exhibits to its Annual Report on Form 10-K, upon payment of the reasonable expenses incurred by the Company in furnishing such exhibits.

PROPOSAL 1

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors will determine the number of directors, but shall consist of at least one director and no more than 15 directors. The stockholders of the Company elect the directors. At each annual meeting of the stockholders of the Company, successors of the class of directors whose term expires at the annual meeting will be elected for a three-year term. Any director elected to fill a vacancy or newly created directorship resulting from an increase in the authorized number of directors shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

The stockholders will elect two directors for the coming year for terms of three years.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed herein. Although the Board of Directors does not contemplate that the nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the person named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

The Company has seven directors, of which five are independent. The current directors are as follows:

Name	Age	Principal Occupation	Independence Status*
Daniel R. Feehan	67	Chairman of the Board, FirstCash, Inc.	Employee
Rick L. Wessel	59	Vice-Chairman and CEO, FirstCash, Inc.	Employee
Daniel E. Berce	64	President and CEO, General Motors Financial Company, Inc.	Independent Director
Mikel D. Faulkner	68	Executive Chairman of the Board, Nautilus Marine Services PLC	Lead Independent Director
James H. Graves	69	Managing Director and Partner, Erwin, Graves & Associates, LP	Independent Director
Jorge Montaño	72	Partner, Guerra Castellanos y Asociados	Independent Director
Randel G. Owen	59	President and CEO, Global Medical Response	Independent Director

*
The Board of Directors has determined that, with the exception of Mr. Wessel and Mr. Feehan, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by the NYSE, the Securities and Exchange Commission (“SEC”) and the Company’s Corporate Governance Guidelines.

Biographical information for the directors is as follows:

Daniel R. Feehan has served as a director of FirstCash since the Merger and previously served as a Cash America director since 1984. Mr. Feehan was Cash America’s executive chairman since November 1, 2015 until the completion of the Merger with Cash America. Prior to that, Mr. Feehan served as Cash America’s chief executive officer and president from February 2000 through May 2015 and as Cash America’s chief executive officer from May 2015 through October 2015 when he retired from that position. Mr. Feehan served as Cash America’s president and chief operating officer from January 1990 until February 2000, except that he served as chairman and co-chief executive officer of one of Cash America’s subsidiaries from February 1998 to February 1999 before returning to the position of Cash America’s president and chief operating officer. Mr. Feehan became a Cash America director in 1984 and joined Cash America full-time in 1988, serving as its chief financial officer before becoming president and chief operating officer in 1990. Mr. Feehan currently serves as a director at AZZ Inc., a NYSE listed equipment manufacturing company, and Enova International, Inc., an online lending company that was spun off from Cash America in 2014 and is listed on the NYSE, where he has served since 2000 and 2011, respectively. Mr. Feehan previously served as a director at RadioShack Corporation from 2003 through 2015 and Calloway's Nurseries Inc., a multi-store garden center chain, from 1999 to 2016.

Rick L. Wessel has served as vice-chairman of the Board of Directors of the Company since September 2016, as chief executive officer since November 2006 and has been a director since November 1992. Mr. Wessel previously served as president from May 1998 to September 2016, chairman of the board from October 2010 to September 2016, vice chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s chief financial officer from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

Daniel E. Berce has served as a director of FirstCash since the Merger and previously served as a Cash America director since 2006. Mr. Berce has been president and chief executive officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s chief executive officer from August 2005 to October 2010, president from April 2003 to October 2010 and vice chairman and chief financial officer from November 1996 until April 2003. He served as a director at AmeriCredit Corp. from November 1990 to October 2010. Mr. Berce currently serves as a director at AZZ Inc., a NYSE listed equipment manufacturing company, and Arlington Asset Investment Corp., a NYSE listed investment company.

Mikel D. Faulkner was appointed to the Board of Directors in 2009 and has served as the lead independent director since October 2017. Since 2002, Mr. Faulkner has served as executive chairman of the board of directors of Nautilus Marine Services PLC, an investment company focused on the global offshore services industry and quoted on the London Stock Exchange (AIM). Mr. Faulkner served as chief executive officer of HKN, Inc. (OTCQB: HKNI) from 1982 to 2017, chairman from 1991 to 2003 and president of HKN, Inc. from 2003 to 2017. HKN, Inc., formerly Harken Energy Corporation, was an independent energy company.

James H. Graves has served as a director of FirstCash since the Merger and previously served as a Cash America director since 1996. Mr. Graves has served as managing director and partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2001. Mr. Graves also served as executive vice president of Financial Strategy for DeviceFidelity Inc., a financial services technology company, from March 2008 through September 2012. Mr. Graves served as a director, vice chairman of the board of directors and chief operating officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Prior to that, Mr. Graves held various positions, including chief operating officer, with J.C. Bradford & Company, a Nashville-based securities firm. He also worked for Dean Witter Reynolds, Inc. as the head of the energy group and later as head of the industry investment banking groups in New York. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc., a publicly traded insurance company, serving since 1995, Atlantic Capital Bancshares, Inc., a publicly traded bank holding company, serving since 2017 and he previously served as a director of Tristate Capital Holdings, Inc., a publicly traded bank holding company, from 2011 through July 2015. Mr. Graves also serves as a director of various privately-held companies, including a private equity fund and a healthcare technology company.

Ambassador Jorge Montaño has served as a director of FirstCash since June of 2016 and previously served as a director of the Company from June 2010 to July 2013. He is a native resident of Mexico, where he has served in a variety of senior diplomatic positions and business consulting roles. Amb. Montaño currently serves as partner in a Mexico-based public relations and communications firm, Guerra Castellanos y Asociados. During his extensive diplomatic career, he most recently served as the Permanent Representative of Mexico to the United Nations from July 2013 until January 2016. Mr. Montaño was Ambassador to the United States from 1993 to 1995, and had a previous posting as Permanent Representative of Mexico to the United Nations from 1989 to 1992. Between 1982 and 1988, he was Senior Director of Multilateral Affairs in the Ministry of Foreign Affairs. He previously served as Director General for United Nations Specialized Organizations from 1979, the year in which he joined the Foreign Service, until 1982. From 1996 to 2013, he was President of Asesoria y Analisis, a Mexico-based consulting and lobbying firm. In addition, he has served as a professor of International Organizations at the Instituto Tecnológico Autónoma de México from 1996 to 2013.

Randel G. Owen was appointed to the Board of Directors in 2009. In March 2018, Mr. Owen was named president and chief executive officer of Global Medical Response. From July 1999 to March 2018, he previously held roles as president of ambulatory services, chief financial officer and executive vice president of Envision Healthcare Corporation (and its predecessor companies including AMR and EmCare). He was appointed executive vice president and chief financial officer of AMR in March 2003. He joined EmCare in July 1999 and served as executive vice president and chief financial officer from June 2001 to March 2003. Before joining EmCare, Mr. Owen was vice president of Group Financial Operations for PhyCor, Inc. from 1995 to 1999. Mr. Owen has more than 30 years of financial experience in the health care industry.

There are no family relationships between any director or executive officers.

Director Terms

The seven directors are divided into three classes. At each annual meeting of stockholders, one class is elected to hold office for a term of three years. Directors serve until the earlier of (i) their death, resignation, retirement, removal or disqualification, or (ii) until their successor is elected and qualified. The directors standing for election at the Annual Meeting are Messrs. Rick L. Wessel and James H. Graves. Mr. Daniel R. Feehan and Amb. Jorge Montaño will next stand for election in 2019 and Messrs. Daniel E. Berce, Mikel D. Faulkner and Randel G. Owen will next stand for election in 2020.

Required Vote

Proxies will be voted for the election of Messrs. Wessel and Graves as directors of the Company unless otherwise specified in the proxy. A plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be necessary to elect the nominees as directors. If, for any reason, any nominee is unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the accompanying proxy. Abstentions will be counted separately and used for purposes of calculating whether a quorum is present at the Annual Meeting. The Company has adopted a voting policy for non-contested director elections, which is described below in the “Corporate Governance and Board Matters” section.

Recommendation of the Board of Directors

Based on the respective nominees’ experience, the Nominating and Corporate Governance Committee of the Board and the entire Board of Directors unanimously recommends a vote “FOR” the election of Messrs. Rick L. Wessel and James H. Graves as directors of the Company.

CORPORATE GOVERNANCE, BOARD MATTERS AND DIRECTOR COMPENSATION

Board of Directors, Committees and Meetings

The Board of Directors held four meetings during the year ended December 31, 2017. All of the directors each attended, either telephonically or in person, at least 75% of the meetings of the Board of Directors during their respective terms, with the exception of Amb. Montaño who did not attend two of the meetings. Members of the Board of Directors are encouraged to attend the Company’s Annual Meeting; however, attendance is not mandatory. Messrs. Wessel, Feehan and Berce attended last year’s Annual Meeting. In addition, the independent directors of the Company meet separately in executive sessions after regularly scheduled meetings of the Board of Directors and more frequently as deemed appropriate by the independent directors.

During 2017, and as of today, the committees are composed as follows:

Independent Director	Audit	Compensation	Nominating and Corporate Governance
Mikel D. Faulkner (Lead Independent Director)		●	Chair
Daniel E. Berce	Chair		●
James H. Graves	●	●
Jorge Montaño			●
Randel G. Owen	●	Chair

Meetings Held in 2017	6	4	1

All of the committee members each attended, either telephonically or in person, at least 75% of their respective meetings of the committees during their respective terms.

Mr. Feehan currently serves as non-executive Chairman of the Board of Directors of the Company as provided under the terms of the employment agreement he entered into with Cash America prior to the Merger. For a description of Mr. Feehan’s current employment agreement, see Cash America’s proxy statement on Schedule 14A filed with the SEC on April 7, 2016. Mr. Feehan’s employment agreement is filed as Exhibit 10.1 to Cash America’s Current Report on Form 8-K filed with the SEC on April 6, 2015.

Board Committees

Audit Committee. The Audit Committee is responsible for the oversight of the Company’s accounting and financial reporting processes. This includes the selection and engagement of the Company’s independent registered public accounting firm and review of the scope of the annual audit, audit fees and results of the audit. The Audit Committee reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls, procedures for preparation of financial statements and other financial disclosures, scope of the audit, the audit plan and the independence of such accountants. In addition, the Audit Committee has oversight over the Company’s internal audit function. The Board of Directors has determined that Messrs. Berce, Graves and Owen are Audit Committee financial experts as defined by Item 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended (“Securities Act”), and the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Board of Directors has adopted a charter for the Audit Committee which is available to stockholders as described below.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluating the CEO’s performance in light of those goals and objectives, and recommending to the Board of Directors for approval of the CEO’s compensation. The Compensation Committee is also responsible for recommending to the Board of Directors for approval the compensation of all other executive officers of the Company. In addition, the Compensation Committee oversees and approves grants and awards under the Company’s equity-based plans, incentive compensation plans and tax-qualified employee benefit plans, and approves severance and other termination payments to executive officers.

The Board of Directors has adopted a charter for the Compensation Committee which is available to stockholders as described below. Pursuant to its charter, the Compensation Committee may delegate all or a portion of its duties and responsibilities to one or more subcommittees consisting of one or more of its members. For more information regarding the Compensation Committee’s process and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors concerning the governance structure and practices of the Company, including the size of the Board of Directors and the size and composition of various committees of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors, and to recommend to the Board of Directors the nominees to stand for election as directors at the Annual Meeting of Stockholders. The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee which is available to stockholders as described below.

The Board of Directors has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is independent under the listing standards of the NYSE, the SEC rules and the Company’s Corporate Governance Guidelines. Each of the Company’s committee charters is publicly available and can be accessed on the Investor Relations page of the Company’s website at ir.firstcash.com. Copies of the Company’s committee charters are also available, free of charge, by submitting a written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102.

Directors’ Compensation

2017 Director Compensation

Prior to 2017, the compensation paid to directors of the Company was in the form of a cash retainer of $150,000 per year. In connection with the completion of the Merger, the Board of Directors engaged an independent consulting firm, Pay Governance, to benchmark the compensation of the independent directors against the compensation of directors in the Company’s 2017 peer group as discussed in the “Compensation Discussion and Analysis.” Pay Governance reviewed the structure of director compensation as it relates to total compensation and the mix or elements of compensation. Based on the input from Pay Governance and review of other benchmarking information, the Board of Directors determined the compensation for independent directors beginning in 2017 would be structured as follows:

•	Annual cash compensation of $90,000, paid in quarterly installments of $22,500

•	Annual grants of restricted stock units valued at $90,000 vesting monthly through the first anniversary of the grant date

•
Supplemental annual cash payments of $20,000 to the Audit Committee chairman, $15,000 to the Compensation Committee chairman and $10,000 to the Nominating and Corporate Governance Committee chairman. All amounts are paid in quarterly installments.

The Board of Directors believes the mix of cash and equity compensation provides a balance between short-term cash compensation and long-term compensation tied to the Company’s stock price performance and serves to match the interests of the Company’s independent directors with those of stockholders. Based upon benchmark data provided by Pay Governance, the Board also believes the total director compensation and the mix of compensation is within the competitive range of such compensation for the companies in the peer group.

For the year ended December 31, 2017, the independent directors received compensation for service as a director as described above. There are no supplemental payments for attending the meetings of the Board of Directors and committee meetings. In addition, the directors were reimbursed for their reasonable expenses incurred for each Board of Directors and committee meetings attended. The Company only compensates independent non-employee directors for their services as directors. The compensation paid to Mr. Wessel is described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The following table presents information regarding the compensation paid to the non-employee members of the Company’s Board of Directors, and to Mr. Feehan, for the year ended December 31, 2017:

Name	Fees Earned or Paid in Cash $	Stock Awards $ (2)	All Other Compensation $	Total $
Daniel E. Berce	110,000	90,000	—	200,000
Mikel D. Faulkner	100,000	90,000	—	190,000
Daniel R. Feehan (1)	—	—	250,000	250,000
James H. Graves	90,000	90,000	—	180,000
Jorge Montaño	90,000	90,000	—	180,000
Randel G. Owen	105,000	90,000	—	195,000

(1)
Mr. Feehan serves as the Chairman of the Board of Directors of the Company. Mr. Feehan also served as a non-executive employee of Cash America pursuant to an Employment Agreement dated April 3, 2015 (the “Feehan Employment Agreement”). In connection with the Merger, the Company assumed the Feehan Employment Agreement, and Mr. Feehan currently serves as a non-executive employee of the Company pursuant to the terms of the Feehan Employment Agreement. For a description of the Feehan Employment Agreement, see Cash America’s proxy statement on Schedule 14A filed with the SEC on April 7, 2016. The Feehan Employment Agreement is filed as Exhibit 10.1 to Cash America’s Current Report on Form 8-K filed with the SEC on April 6, 2015. The compensation reported represents his salary during the year ended December 31, 2017. In addition, the Company paid for certain standard employee benefit programs for Mr. Feehan, including participation in group health, welfare and retirement benefit plans, which are generally available to all employees.

(2)
During 2017, each independent director was granted 2,067 restricted stock units. The $90,000 amount for each director represents the aggregate fair value of the restricted stock units based on a price of $43.55 per share on the date of grant. As of December 31, 2017, each of the non-employee members of the Company’s Board of Directors held 2,067 unvested restricted stock units.

Code of Ethics

During 2016, the Company adopted a new Code of Ethics that applies to all of its directors, officers, and key employees. The Company intends to disclose future amendments to, or waivers from, provisions of its Code of Ethics on its website in accordance with applicable NYSE and the SEC requirements. The Code of Ethics is publicly available and can be accessed on the Company’s website at www.firstcash.com. Copies of the Company’s Code of Ethics are also available, free of charge, by submitting a written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102.

Stock Ownership Guidelines for Directors

In an effort to further align the interests of the directors with the interests of stockholders, the Company adopted a stock ownership guideline for non-employee directors in 2016 which became effective beginning in 2017. The guidelines call for stock ownership (including the value of non-vested RSU’s) having a value equal to five times each director’s annual cash retainer with a five-year grace period beginning in 2017 to fully comply with the guideline once a director becomes subject to the guideline. As of December 31, 2017, two of the five independent directors met the new ownership guideline. Directors who have not met the guideline must retain their vested stock awards until they meet the guideline.

Director Election (Majority Voting) Policy

The Company has adopted a Director Election (Majority Voting) Policy. Pursuant to this policy, in an uncontested election of directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes for his election must promptly submit an offer of resignation to the Nominating and Corporate Governance Committee following the certification of the stockholder vote for consideration in accordance with the following procedures.

The Nominating and Corporate Governance Committee will consider any tendered resignation and, promptly following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board of Directors, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the stated reason or reasons why stockholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC and the rules of the NYSE), and whether the director’s resignation from the Board of Directors would be in the best interests of the Company and its stockholders.

The Nominating and Corporate Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Corporate Governance Committee to have substantially resulted in the “withheld” votes.

The Board of Directors will publicly disclose its decision regarding whether to accept or reject such resignation within 90 days following certification of the shareholder vote and shall disclose the reasons therefore. The Director Election (Majority Voting) Policy is publicly available and can be accessed on the Investor Relations page of the Company’s website at ir.firstcash.com

Director Independence

The Board of Directors has determined that, with the exception of Mr. Wessel and Mr. Feehan, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by the NYSE, the SEC and the Company’s Corporate Governance Guidelines. No director is deemed independent unless the Board of Directors affirmatively determines the director has no material relationship with the Company. In making its determination, the Board of Directors observes all criteria for independence established by the rules of the SEC and the NYSE.

Oversight of Risk Management

The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. In its oversight role, the Board of Directors regularly reviews the Company’s strategic initiatives, which address, among other things, the risks and opportunities facing the Company. The Board of Directors also has overall responsibility for executive officer succession planning and reviews succession plans from time to time. The Board of Directors has delegated certain risk management oversight responsibility to its committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major risk exposures, including financial risks, and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. With the assistance of an independent compensation consulting firm, the Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. While these performance-based compensation and equity programs have been designed and administered in a manner that discourages undue risk-taking by employees, the Compensation Committee believes these programs create appropriate incentives to increase long-term stockholder value. The Compensation Committee has discussed the concept of risk as it relates to the compensation programs and the Compensation Committee does not believe the compensation programs encourage excessive or inappropriate risk taking for the following reasons:

•
The Company structures its pay to consist of both fixed and variable compensation. The fixed portion of compensation (salary) is designed to provide a steady income independent of the Company’s stock price performance so that executives do not feel pressured to focus exclusively on short-term stock price performance to the long-term detriment of other important business decisions and metrics and are not encouraged to take unnecessary or excessive risks to achieve corporate objectives. The variable portions of compensation (incentive-based cash and equity awards) are designed to reward both short- and long-term corporate performance. For short-term performance, the Company utilizes annual incentive-based cash awards that are based primarily on achieving a combination of earnings metrics and strategic directives. The metrics and directives are set annually by the Compensation Committee and approved by the Board of Directors. For long-term performance, the Company grants restricted stock awards with a multi-year vesting period tied to the achievement of long-term earnings and store growth targets. The Company believes these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce both superior short- and long-term corporate results.

•
Because earnings targets, such as adjusted EBITDA, adjusted net income and adjusted earnings per share, are the primary performance elements used for determining incentive payments, the Company believes its executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures which may incite management to drive sales or growth targets without regard to cost or profitability.

•
The Company caps cash payments for the goals under its annual incentive plan and caps the number of restricted stock units granted under its long-term incentive plan, which the Company believes also mitigates excessive risk taking. Even if the Company dramatically exceeds its targets, annual incentive payouts and stock grants are limited by such caps. Conversely, the Company has a floor on earnings and growth targets so that performance below a certain level (as approved by the Compensation Committee) does not result in annual incentive payouts or vesting of stock grants.

•
The Company’s incentive compensation programs have been structured primarily around the attainment of earnings and growth targets for many years and the Company has seen no evidence that this encourages unnecessary or excessive risk taking.

•
The Company believes the use of distinct long-term incentive plans, primarily restricted stock awards, with performance-based vesting over a number of years, provides a strong incentive for sustained operational and financial performance and aligns the interests of the Company’s named executive officers with those of its stockholders.

•
The Compensation Committee has discretion to adjust payouts under both the annual and long-term performance plans to reflect the core operating performance of the business, but prohibits discretion for payouts above stated maximum awards.

Board Leadership Structure

Mr. Feehan serves as chairman of the board, while Mr. Wessel serves in the role of CEO and is also the vice-chairman of the board. During 2017, the Board of Directors established the position of Lead Independent Director and elected Mr. Faulkner to serve in this role. As the Lead Independent Director, Mr. Faulkner serves as a liaison between the independent directors and management, chairs executive sessions of the non-management and independent directors and consults with the chairman and CEO on board agendas and meeting materials.

The Board of Directors recognizes the leadership structure and combination or separation of the chairman, lead independent director and CEO roles is driven by the needs of the Company at any point in time. The Board of Directors does not believe there should be a fixed rule as to whether the offices of chairman and CEO should be vested in the same person or two different people, or whether the chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board of Directors believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders.

Director Qualifications

At a minimum, candidates for election or appointment to the Board of Directors must have integrity, be committed to act in the best interest of all the Company’s stockholders and be able and willing to devote the required amount of time to the Company’s affairs, including attendance at meetings of the Board of Directors. In recommending candidates, the Nominating and Corporate Governance Committee takes into consideration any criteria approved by the Board and such other factors as it deems appropriate, including, among other things, the candidate’s judgment, skill, diversity, and experience with business and other organizations of comparable size. The Nominating and Corporate Governance Committee endeavors to evaluate, propose and approve candidates, including those recommended by stockholders, with business experience and personal skills in finance, marketing, financial reporting and other areas that may be expected to contribute to an effective Board of Directors. The Nominating and Corporate Governance Committee seeks to assure that the Board of Directors is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

The Company’s Board of Directors is currently composed of well qualified directors, and each director has the requisite experience, skills and characteristics to serve on the Board. Among or in addition to the backgrounds and experiences described in “Proposal 1 - Election of Directors” of this Proxy Statement:

•
Mr. Feehan, the Company’s chairman, brings over 30 years of experience as a director, chief executive officer and chief financial officer with Cash America and a deep understanding of the pawn industry and the legacy Cash America business.

•
Mr. Wessel, the Company’s vice-chairman and chief executive officer, brings over 25 years of management and executive experience in the pawn industry gained from his roles as chief financial officer, chief executive officer and director of the Company. His deep understanding of the Company’s business and his success in expanding its business has been invaluable to the Board.

•
Mr. Berce brings broad senior executive leadership with significant experience in the consumer finance industry, and functional expertise in corporate finance and accounting, together with service on other public company boards of directors, including Cash America.

•
Mr. Faulkner brings broad senior executive leadership and financial experience, including with domestic and multi-national public and private companies in various industries. Mr. Faulkner’s qualifications include direct executive experience in certain Latin American markets where the Company currently operates or intends to operate in the future.

•
Mr. Graves brings significant experience in corporate strategy and finance gained from his experience as the managing partner of a management consulting firm and a financial strategy executive, together with meaningful service on the boards of other public companies, including Cash America.

•
Mr. Montaño brings extensive international experience in Mexico and Latin America gained during his time as a diplomat and a business consultant. His guidance has been invaluable as the Company continues to expand in Latin America.

•	Mr. Owen brings broad senior executive leadership and financial experience with private and public companies, and functional expertise in corporate finance and accounting.

Although there is no specific policy on considering diversity, the Board of Directors and the Nominating and Corporate Governance Committee take various diversity-related considerations into account in the selection criteria for new directors. The Nominating and Corporate Governance Committee seeks members from diverse professional backgrounds to combine a broad spectrum of experience and expertise with a reputation for integrity. Some additional considerations may include national origin, gender, race, functional background and the diversity of perspectives that the candidate would bring to the Board of Directors.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee will utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will also consider properly submitted stockholder nominations for candidates for the Board of Directors. The procedures to be followed by stockholders in submitting such nominations are set forth in the “Stockholder Proposals” section. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Procedure for Stockholders and Interested Parties Communications with Directors

The Board of Directors has established a procedure for stockholders and other interested parties to send communications to the Board of Directors. Stockholders and other interested parties may communicate with the Board of Directors generally or with a specific director or the independent directors at any time by writing to the Company’s Corporate Secretary at the Company’s address, 1600 West 7th Street, Fort Worth, Texas 76102. The Corporate Secretary will review all messages received and will forward any message that reasonably appears to be a communication that deals with the functions of the Board of Directors or the standing committees of the Board of Directors, or that otherwise requires the attention of the Board of Directors and the Nominating and Corporate Governance Committee. Communications will be sent as soon as practicable to the director, or group of directors, including the independent directors, to whom they are addressed, or if addressed to the Board of Directors generally, to the chairman of the Nominating and Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are unrelated to the duties and responsibilities of the Board of Directors, such as general business complaints or employee grievances, communications of such matters will not be forwarded to the Board of Directors. The Corporate Secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the Company.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, originally adopted in 2016 and most recently revised in October 2017, meet or exceed the listing standards adopted by the New York Stock Exchange and are posted on the Investor Relations page of the Company’s website, ir.firstcash.com, and are also available in print upon request to the Company’s Corporate Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Management and Directors

The following tables set forth, as of April 13, 2018, the number and percentage of outstanding shares of Common Stock owned by: (a) each of the Company’s directors or director nominees; (b) the named executive officers as defined in Item 402 of Regulation S-K; and (c) all directors and executive officers, as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To the best of the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Beneficial Owner	Number of Shares Common Stock		Number of Shares Underlying Exercisable Options or RSUs Vesting Within 60 Days		Total Number of Shares Beneficially Owned	Percent (1)
Directors:
Daniel E. Berce	14,562		413	(3)	14,975	*
Mikel D. Faulkner	2,067		413	(3)	2,480	*
Daniel R. Feehan	115,792	(2)	—		115,792	*
James H. Graves	29,359		413	(3)	29,772	*
Jorge Montaño	2,067		413	(3)	2,480	*
Randel G. Owen	2,067		413	(3)	2,480	*

Executive officers:
Rick L. Wessel (also a Director)	939,700		—		939,700	2.07%
R. Douglas Orr	155,000		—		155,000	*
Raul R. Ramos	15,487		—		15,487	*
T. Brent Stuart	8,283		—		8,283	*
Anna M. Alvarado	941		—		941	*

Executive officers and directors as a group
(11 persons, including the nominees for director)	1,285,325		2,065		1,287,390	2.83%

(1)	Based on 45,415,242 shares of common stock issued and outstanding as of April 13, 2018.

(2)	Includes 47,567 shares held in an irrevocable trust of which Mr. Feehan is the sole trustee.

(3)	Reflects a pro rata portion of unvested restricted stock units that would become vested and convert to shares of common stock upon termination of service as a director by reason of retirement.

*	Ownership percentage is less than 0.5%

Beneficial Owners Who Hold More than 5% of the Company’s Common Stock

The table below shows information for persons known by the Company to beneficially own more than 5% of the Company’s Common Stock based on their filings with the SEC through April 13, 2018:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent (1)
BlackRock, Inc.	5,912,375	(2)	13.02%
55 East 52nd Street New York, NY 10055
The Vanguard Group	4,251,298	(3)	9.36%
100 Vanguard Boulevard Malvern, PA 19355

(1)	Based on 45,415,242 shares of common stock issued and outstanding as of April 13, 2018.

(2)
This information is based on a Schedule 13G/A filed with the SEC on January 19, 2018. BlackRock, Inc. reports that it has sole voting power over 5,802,194 shares of Common Stock and sole dispositive power over 5,912,375 shares of Common Stock beneficially owned.

(3)
This information is based on a Schedule 13G/A filed with the SEC on February 9, 2018. The Vanguard Group reports that it has sole dispositive power of 4,188,580 shares of Common Stock, shared dispositive power over 62,718 shares of Common Stock, sole voting power over 58,213 shares of Common Stock and shared voting power over 8,278 shares of Common Stock beneficially owned.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on the reports furnished pursuant to Section 16a-3(e) of the Exchange Act and representations made to the Company, all reports as required under Section 16(a) of the Exchange Act were filed on a timely basis during the year ending December 31, 2017.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, Messrs. Faulkner, Graves and Owen served as members of the Compensation Committee, were not and have never been employed by the Company, and did not have any interlocking relationship with another entity requiring disclosure pursuant to SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company’s Board of Directors has adopted a policy for the review of transactions in which the Company was a participant, and in which any related party of the Company (such as a named executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Company stock, or their immediate family members), had a direct or indirect material interest. Pursuant to the Audit Committee Charter, the Audit Committee reviews proposed related party transactions and makes recommendations to the Board of Directors regarding approval or rejection of related party transactions. The Board of Directors reviews the recommendation of the Audit Committee and then approves all related party transactions prior to the Company entering into the transaction. Any such related party transaction is evaluated to determine whether such transaction is for the benefit of the Company and upon terms no less favorable to the Company than if the related party transaction was with an unrelated party. The Company had no transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant where any related party of the Company (such as a named executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Company stock, or their immediate family members) had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Board of Directors under the Company’s related party transaction policy.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by NYSE.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of the Company’s financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and RSM US LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2017. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as well as the independent auditor’s report on the effectiveness of the Company’s internal control over financial reporting. Management’s Report on Internal Control over Financial Reporting is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit Committee met privately with RSM US LLP, and discussed issues deemed significant by the auditor, including those required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee received from RSM US LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding RSM US LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM US LLP its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services, if any, by RSM US LLP was compatible with maintaining its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management’s Report on Internal Control over Financial Reporting referred to above be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

By the Audit Committee:
Daniel E. Berce
James H. Graves
Randel G. Owen

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference therein.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected RSM US LLP (“RSM”) as independent accountants to audit the books, records and accounts of the Company for the year ending December 31, 2018. The Board of Directors has endorsed this appointment.

RSM was first engaged in August 2016 as the Company’s principal accountant and audited the Company’s consolidated financial statements for the year ended December 31, 2016 as a result of a competitive proposal process overseen by the Audit Committee involving multiple firms. Prior to August 2016, Hein & Associates LLP (“Hein”) served as the independent accountant to the Company and audited the Company’s consolidated financial statements for the year ended December 31, 2015 and the eleven years before that. There were no disagreements between the Company and Hein.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by RSM and Hein for the years ended December 31, 2017 and 2016, respectively, were as follows:

	2017		2016
	RSM	Hein	RSM	Hein
Services Provided:
Audit	$835,897	$—	$856,849	$40,100
Audit related	63,000	49,654	148,000	27,015
Tax	—	—	—	—
All other	—	—	—	—
Total	$898,897	$49,654	$1,004,849	$67,115

The audit fees for the years ended December 31, 2017 and 2016 were for the audits of the consolidated financial statements of the Company, internal control auditing and reporting as required by Section 404 of the Sarbanes Oxley Act of 2002, issuance of consents, and review of the Company’s SEC filings. The audit related fees for fiscal 2017 relate primarily to the issuance of senior notes, while the audit related fees for fiscal 2016 relate primarily to the Merger.

Audit Committee Pre-Approval Policies and Procedures

The 2017 and 2016 audit and audit related services provided by RSM and Hein were approved in advance by the Audit Committee.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the Company’s independent accountants and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

Ratification of the Independent Registered Public Accounting Firm

Stockholder ratification of the selection of RSM as the independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of RSM to the stockholders for ratification. In the event the stockholders do not ratify the appointment of RSM as the independent registered public accounting firm for the year ending December 31, 2018, the adverse vote will be considered as a direction to the Audit Committee and the Board of Directors to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the fiscal year, it is contemplated that the appointment for the year ending December 31, 2018 will be permitted to stand unless the Audit Committee and the Board of Directors finds other good reason for making a change.

Representatives of RSM are expected to be present at the meeting, with the opportunity to make a statement if desired to do so. Such representatives are also expected to be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the Audit Committee’s selection of RSM.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of RSM as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018. Unless marked to the contrary, proxies received from stockholders will be voted in favor of ratifying the appointment of RSM as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Stock that may be issued under stockholder-approved plans as of December 31, 2017.

Number of securities
remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted average exercise	compensation plans
	outstanding options,	price of outstanding	(excluding securities
	warrants and rights	options, warrants and rights	reflected in column A)
	(A)	(B)	(C)
Plan Category:
Equity compensation plans approved by security holders	247,000 (1)	$39.11 (2)	2,893,000 (3)

Equity compensation plans not approved by security holders	—	—	—
Total	247,000	$39.11	2,893,000

(1)
Amount reflects the maximum number of shares issuable pursuant to the exercise or conversion of stock options and restricted stock units (assuming the performance goals with respect to performance-based restricted stock units are achieved at maximum levels).

(2)	Includes the weighted average exercise price of outstanding options only as outstanding restricted stock unit awards do not have an exercise price.

(3)
Includes 872,000 shares for future issuance to current and future employees and directors generally, and 2,021,000 shares for future issuance to current and future employees and directors who were not employees of the Company at the date of the Merger, all of which may be issued pursuant to grants of full-value stock awards.

EXECUTIVE OFFICERS

The following table lists the executive officers of the Company as of the date hereof and the capacities in which they serve.

Name	Age	Position
Rick L. Wessel	59	Vice-Chairman and Chief Executive Officer (“CEO”)
T. Brent Stuart	48	President and Chief Operating Officer (“COO”)
R. Douglas Orr	57	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (“CFO”)
Raul R. Ramos	52	Senior Vice President, Latin American Operations
Anna M. Alvarado	39	General Counsel

Rick L. Wessel joined the Company in 1992 and has served as chief executive officer since November 2006 and has been a director since November 1992 and the vice-chairman of the Board of Directors since September 2016. He previously served as president from May 1998 to September 2016, chairman of the board from October 2010 to September 2016, vice chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s chief financial officer from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

T. Brent Stuart joined the Company in September 2016 in conjunction with the Merger as the president and chief operating officer. Prior to that, Mr. Stuart served as Cash America’s president and chief executive officer since November 2015, Cash America’s president and chief operating officer from May 2015 through October 2015 and served as Cash America’s executive vice president-chief operating officer from January 2015 through April 2015. Prior to that, Mr. Stuart served as the senior vice president-operations for Cash America’s U.S. retail services storefront lending business from July 2010 to January 2015 and as a regional vice president from November 2008 to July 2010. Prior to joining Cash America, Mr. Stuart held various senior leadership roles in the financial services industry, including the position of vice president with Fremont Investment and Loan from 2006 to 2008, senior vice president with Nationstar Mortgage from 2004 to 2006 and vice president with Novastar Financial, Inc. from 2002 to 2004. He also held various leadership positions with CitiFinancial from 1994 to 2002. Mr. Stuart started his career in financial services with Norwest Finance in May 1992.

R. Douglas Orr joined the Company in July 2002 as the vice president of finance. Since January 2003, Mr. Orr has served as the chief financial officer, and since January 2005, Mr. Orr has also served as executive vice president. In addition, Mr. Orr has served as secretary and treasurer since November 2006. Prior to joining the Company, Mr. Orr spent 14 years at Ray & Berndtson, a global executive search firm, where he served in senior executive and financial management roles. Prior to his employment at Ray & Berndtson, Mr. Orr worked for four years at Price Waterhouse LLP.

Raul R. Ramos joined the Company in 1992 to be in charge of the jewelry operations center. Mr. Ramos has served in a progression of operational management roles since he joined the Company, including his current position of senior vice president, Latin American operations and his positions as vice president of operations and other management roles prior to his current role. In this current role, which he has held since May 2013, Mr. Ramos directs all store operations in the Company’s Latin America and South Texas markets. Prior to his employment with the Company, he worked in the pawn and retail jewelry industries.

Anna M. Alvarado joined the Company in 2011 as Associate General Counsel and was promoted to General Counsel in January 2015. Ms. Alvarado leads and directs all aspects of the Company’s legal matters, including government relations in both the U.S. and Latin America. Before joining the Company, she had five years experience as a trial and litigation attorney with two firms based in Texas. Ms. Alvarado is licensed by the State Bar of Texas and holds a doctors of jurisprudence (JD) and a M.B.A. Before a career in law, she was employed as an accountant.

All officers serve at the discretion of the Board of Directors.

The current NEOs of the Company have significant tenure with the Company and pawn or related industries:

	Years Experience:
Name	FirstCash		Industry
Rick L. Wessel, CEO	25		25
T. Brent Stuart, COO	9	(1)	25
R. Douglas Orr, CFO	15		15
Raul R. Ramos, SVP Latin American Operations	25		30
Anna M. Alvarado, General Counsel	6		6

(1)	Mr. Stuart joined the Company in September 2016 in conjunction with the Merger as the president and chief operating officer. Prior to that, Mr. Stuart had been employed by Cash America since 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following discussion provides an overview and analysis of the Company’s compensation program and policies, the material compensation decisions it has made under those programs and policies with respect to its top executive officers in relation to the Company’s performance results and the material factors that it considered in making those decisions. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals who are referred to as the “named executive officers” (NEOs) throughout this Proxy Statement:

•	Rick L. Wessel, CEO

•	T. Brent Stuart, COO

•	R. Douglas Orr, CFO

•	Raul R. Ramos, SVP Latin American Operations

•	Anna M. Alvarado, General Counsel

The goal for the executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for the Company’s growth and success in a dynamic and competitive market. The Company’s overriding compensation philosophy is to promote a “culture of ownership” among its executives by aligning their interests with those of its stockholders. The Company’s compensation program’s specific objectives include:

•	Linking pay to Company and individual performance, while not encouraging excessive risk-taking;

•	Balancing short- and long-term Company performance with a weighting towards long-term performance; and

•	Aligning executives’ interests with those of stockholders through long-term ownership of Company stock.

The Company continually reviews and improves its pay practices to ensure they reward and drive superior performance and align with stockholders’ interests. The Company made several important and substantive changes in its compensation programs and practices in 2017, including:

•
Increased the target percentage of pay from long-term performance-based incentive awards (“LTIP”) while reducing the target percentage of pay from the annual performance incentive plan awards (“APIP”) for the CEO, COO and CFO positions (see “At-Risk” Pay Mix chart below)

•	Modified the APIP for the CEO, COO and CFO as follows:

◦	The target award for the CEO was reduced from 225% to 150% of salary and the maximum award was reduced from 350% to 300% of salary

◦	The target awards for the COO and CFO positions were reduced from 165% to 125% of salary and the maximum awards were reduced from 250% to 200% of salary

◦	Maintained earnings per share and EBITDA as the primary performance measures and added strategic measures for meeting integration milestones and cost synergies related to the Merger

•	Modified the LTIP for the CEO, COO and CFO as follows:

◦	Added a three-year cumulative performance period to replace the prior years’ series of stacked one-year performance periods

◦	Established adjusted net income as the earnings target, a measure which is not impacted by stock repurchases

◦	Eliminated a duplicative adjusted EBITDA measure from the LTIP, while retaining the measure in the APIP

◦	Added a second discreet performance measure for long-term store additions to the LTIP, while eliminating it as a measure in the APIP

◦
Provided for a range of outcomes in the 2017 LTIP grants (i.e., a performance range between defined threshold and maximum performance parameters) versus the prior year grant’s single point outcomes (i.e., either the target performance was met and payouts were made or target performance was not met and no payouts were made)

◦
Used adjusted net income and total store additions as the performance measures for the 2017 LTIP grant, recognizing that cumulative net income over a three-year period would likely be closely followed by stockholders and have an impact on long-term stockholder returns, while growth in store locations would be a key driver of future long-term growth and profitability

In assessing its performance for internal and external reporting purposes, the Company reviews certain key performance measures which include:

•	Revenue growth, including constant currency results;

•	Net income and diluted earnings per share growth and related adjusted measures;

•	Adjusted EBITDA (Adjusted earnings before net interest expense, tax expense, depreciation expense and amortization expense);

•	Cash flow from operations and adjusted free cash flow;

•	Store count additions from both de-novo store openings and acquisitions; and

•	Total stockholder return.

The Company’s long-term strategy and business plans are focused on growing revenues and operating profits by adding retail pawn locations by acquiring existing pawn stores and opening new stores in strategic markets and increasing operating profits in its existing stores. During the third quarter of 2016, the Company completed the Merger with Cash America, which was the largest U.S. pawnshop operator with more than 800 stores in 20 U.S. states. With the Merger, the Company expanded its U.S. footprint from 14 states to a total of 26 states and during fiscal 2016, the Company increased the total store count 94% compared to the prior year. Given the significant store count increase in fiscal 2016, the Company’s focus during fiscal 2017 was on the successful integration of the Cash America stores into the merged Company in the U.S. and the addition of retail pawn locations in Latin America. The Company achieved the following milestones during fiscal 2017:

▪	Achieved a record $1.8 billion in total revenues

▪
Successfully completed the conversion of all the Cash America stores to the FirstPawn point of sale and loan management system and realized approximately $62 million in run-rate administrative cost synergies driven by the Merger integration

▪	Added 53 total store locations, primarily through de-novo openings in Latin America

▪	Saw the total market capitalization of the Company at December 31, 2017 increase to approximately $3.2 billion, up 39% compared to the prior year

Operating Results

Revenue and Store Growth:

The following table illustrates both as reported and constant currency total revenue for each of the three years ended December 31, 2017 and the store locations operated by the Company at the end of each of these years. Constant currency results, which are considered non-GAAP measurements of financial performance, exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates (see Appendix A for further details).
Revenue growth highlights for the fiscal year ended December 31, 2017:

•	Total revenue for fiscal 2017 was a record $1.8 billion, an increase of 64% on a reported and constant currency basis compared to the prior year

•	U.S. segment revenues increased 92% in 2017, reflecting contributions from the Merger with Cash America

•	Revenues for fiscal 2017 in the Latin America segment increased 17% on a dollar-translated basis and increased 18% on a constant currency basis

While the Company was primarily focused on integrating the more than 800 Cash America stores since the Merger, the Company added a significant number of additional locations during the fiscal year ended December 31, 2017:

•	A total of 53 stores were added in fiscal 2017:

◦	50 new and acquired pawn stores in Latin America

◦	3 new and acquired pawn stores in the U.S.

•	Net store additions have grown at a compound annual growth rate of 28% over the past three years

Earnings Results:

The following tables illustrate net income, adjusted net income, EBITDA and adjusted EBITDA for each of the three years ended December 31, 2017. Adjusted net income, EBITDA and adjusted EBITDA are non-GAAP measures and are calculated in the detailed reconciliation of non-GAAP financial measures provided in Appendix A.

Earnings growth highlights for the fiscal year ended December 31, 2017:

•
GAAP net income increased 139%, driven primarily by revenue growth and Merger synergies. GAAP net income also reflected a net $27 million income tax benefit due to the passage of the Tax Cuts and Jobs Act (“Tax Act”) partially offset by $6 million in Merger related expenses and $9 million in debt extinguishment costs.

•
Adjusted net income increased 54% based on incremental earnings in both the U.S. and Latin America and administrative cost synergies as a result of integration activities. Adjusted net income excludes the net tax benefit, Merger related expenses and debt extinguishment costs discussed above.

•	EBITDA for 2017 totaled $250 million, an increase of 73% over fiscal 2016, and adjusted EBITDA totaled $273 million, an increase of 52% over fiscal 2016.

•	GAAP diluted earnings per share increased 74%, while adjusted earnings per share increased 12% over the prior year.

◦	Adjusted net income excludes a $0.57 per share net income tax benefit offset by $0.31 per share in Merger related expenses and debt extinguishment costs.

◦
Earnings per share growth rates were also impacted by the issuance of 20,181,000 shares of common stock in September 2016 as a result of the Merger, impacting the weighted-average share counts on a comparative basis. The weighted-average diluted shares outstanding for fiscal 2017 and 2016 were 47,888,000 and 35,004,000, respectively.

•	GAAP net income has grown at a compound annual growth rate of 19% over the past three years and adjusted net income has grown at a compound annual growth rate of 18% over the same three-year period.

•	Over the past three years, EBITDA and adjusted EBITDA have grown at a compound annual growth rate of 19% and 23%, respectively.

Cash Flow Results:

The following tables illustrate cash flow from operating activities and adjusted free cash flow for each of the three years ended December 31, 2017. Adjusted free cash flow is a non-GAAP measure and is calculated in the detailed reconciliation of non-GAAP financial measures provided in Appendix A.
Cash flow from operating activities and adjusted free cash flow growth highlights for the fiscal year ended December 31, 2017:

•	Cash flow from operating activities increased 128% compared to the prior year, totaling $220 million

•	Adjusted free cash flow was a record $231 million in 2017, an increase of 240% over the prior year

•	Over the past three years, adjusted free cash flow has grown at a compound annual growth rate of 48%

Cash flow from operating activities and adjusted free cash flow are commonly used by investors as a measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or may be available to invest in future growth.

Total Stockholder Return:

The following table illustrates total stockholder return for the five, three and one-year periods ended December 31, 2017 for the Company as compared to the S&P Small Cap 600 index and the companies in the diversified financials GICS code 4020, which the Company is included in:

•	The Company’s stockholder return significantly outperformed the comparative indices in fiscal 2017.

•
The Company believes the three-year and five-year stockholder returns compared to the general indices were negatively impacted due to the significant decline in the translated value of the currency in Mexico over the respective measurement periods. The average value of the Mexican peso relative to the U.S. dollar has decreased by 44%, 42% and 1% over the most recent five, three and one year fiscal annual periods, respectively.

Impact of Performance on Executive Compensation

Overall, the 2017 results were outstanding, as the Company exceeded significantly its adjusted earnings per share and adjusted EBITDA targets. In addition, the Company completed multiple key Merger integration targets and significantly surpassed initial administrative synergy estimates. As a result, the Company delivered total stockholder returns of 44% for fiscal year 2017. The performance-related payouts under the compensation plans for the CEO, COO and CFO directly reflected these strong performance results and achievement of significant integration milestones. The Company believes the compensation plan payouts in 2017 reflected a proper alignment between pay and performance.

Key Features of the Executive Compensation Program

The Compensation Committee is mindful of evolving practices in executive compensation and corporate governance. The table below highlights the Company’s current executive compensation practices—both the practices it believes will drive performance and mitigate risk (left column) and the practices it has not implemented or eliminated because it does not believe they would serve stockholders’ long-term interests (right column).

What The Executive Compensation Program Does:	What The Executive Compensation Program Does Not Do:
Emphasizes an appropriate mix of cash and equity, annual and long-term compensation and fixed and variable pay. All annual and long-term incentive plans for the top three executives are 100% performance-based
Does not provide for annual cash incentive compensation payouts based on a single performance metric
Pays senior executives salaries commensurate with their backgrounds, years of experience, special skill sets and competitive practice	Does not provide guaranteed salary increases for the top three senior executives
Provides annual cash incentive awards which are tied directly to Company performance based primarily on earnings metrics and secondarily upon attainment of quantifiable strategic objectives	Does not contemplate discretionary cash awards to the top three senior executives
Provides annual grants of long-term performance-based equity awards based on attainment of cumulative long-term profitability and growth targets

Equity awards are forfeited if the executive leaves the Company voluntarily or is terminated for cause before the vesting date, which is generally three years from the date of grant for the senior executives

Does not provide for automatic, time-based vesting of equity awards for the top three senior executives

Does not allow repricing of underwater stock options without stockholder approval

Has not and does not contemplate out of cycle incentive awards or equity grants to senior executives

Change in control provisions for the senior executive officers have "double trigger" severance and equity benefits in the event of involuntary termination following a change in control in exchange for a two year non-compete and non-solicitation agreement
Does not provide for excise tax gross up protection for executives upon a change in control
Caps the maximum annual incentive award and long-term performance award for the top three executives and provides minimum performance thresholds below which no incentive awards are granted	Does not provide for automatic minimum payout awards for annual or long-term performance awards; all incentives must be earned by the top three executives based on performance criteria
Senior executives participate in the same 401(k) retirement plan as all other domestic employees and receive modest perquisites with a sound business rationale	Does not provide supplemental retirement plans, non-qualified deferred compensation plans or other excessive executive perquisites
Subjects all incentive-based compensation to a “clawback” policy that allows the Company, in the event of a restatement of its financial results, to recover excess amounts erroneously paid to NEOs under certain circumstances
Does not encourage unnecessary or excessive risk taking as a result of the Company’s compensation policies
Provides that NEOs and directors are subject to robust stock ownership guidelines	Does not allow for hedging of Company stock

Role of the Compensation Committee

The Compensation Committee reviews and administers the compensation program for the Company’s executive officers, including recommending to the Board of Directors for approval of the specific compensation of all of the NEOs. Compensation is typically set at the first Compensation Committee meeting each calendar year after reviewing performance for the past year and prospects for the year ahead. The Compensation Committee regularly meets with the CEO, COO and CFO, who provide insight into how individual executives are performing. The Compensation Committee retains broad flexibility in the administration of the Company’s compensation plans.

The Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties. In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

The Committee’s Use of an Independent Consultant

The Compensation Committee retained the services of Pay Governance, an independent advisor, to advise the Compensation Committee on various aspects of the Company’s compensation program. The Compensation Committee assessed Pay Governance's independence, as required under NYSE listing rules. Based on this review, the Compensation Committee does not believe any conflict of interest existed with the work performed by Pay Governance and consider them to be independent.

Pay Governance worked with the Compensation Committee and management to develop the 2017 peer group (“2017 Peer Group”) discussed below, provided assistance in evaluating the new employment agreements for Messrs. Wessel, Stuart and Orr in the context of the Merger and made recommendations on revising the targets and maximums under the proposed 2017 annual cash and equity-based incentive plans and also provided recommendations on the performance metrics included in the 2017 incentive plans. These discussions resulted in annual and long-term incentive plans that were entirely performance-based and covering a variety of revenue, profitability and strategic goals and objectives for 2017.

Benchmarking

The Compensation Committee analyzes the compensation practices of a group of peer companies, consisting of other publicly-traded companies primarily in the specialty consumer finance industry or the specialty retail industry. The peer companies are within a range of market cap and revenue size similar to the Company. In determining compensation for its NEOs, each element of its compensation program is compared against the published compensation data of its peer group. The Compensation Committee, while mindful of this peer group data, has not established a specific range of compensation for any element of pay from the peer group, but rather uses the data as a general guideline for discussion and consideration. The overall goal of this process is to enable the Company to provide total compensation packages competitive with prevailing practices in the Company’s industry and within the Company’s peer group.

The 2016 Peer Group was established in 2015 and was based on revenues and market cap of the Company before the Merger. The Merger was a transformational transaction for the Company that significantly increased the Company’s revenues and market cap. The table below illustrates the significance of the Merger, which was completed September 1, 2016, and the size of the post-Merger company (dollars in thousands):

	December 31, 2017	December 31, 2016	December 31, 2015
Revenues	$1,780,000	$1,088,000	$705,000
Market capitalization	$3,164,000	$2,280,000	$1,057,000
Number of employees	17,000	16,200	8,600

The Compensation Committee engaged Pay Governance to help construct a 2017 Peer Group based on the increased size and complexity of the Company as a result of the Merger. The following specific factors, among other things, were considered during the construction of the 2017 peer group:

•	Market capitalization (specifically considering the increased size of the Company after the Merger)

•	Revenue (specifically considering the increased size of the Company after the Merger)

•	Geographic footprint (specifically with international operations in Latin America)

•	Customer base (specifically serving value-conscious retail consumers and/or credit-challenged borrowers)

•	Regulatory environment (specifically in highly regulated pawn, consumer finance and other financial services industries)

Based on the input of Pay Governance, the Compensation Committee established the following group of peer companies for benchmarking compensation for 2017:

2017 Peer Group	Industry	Geographic Focus
Pawnshop Companies:
EZCORP, Inc.	Pawnshop operator	United States, Latin America, Canada

Consumer Finance Companies:
Encore Capital Group, Inc.	Specialty consumer finance	Worldwide (including Latin America)
H&R Block, Inc.	Specialty consumer services	United States, Canada, Australia
OneMain Holdings, Inc.	Specialty consumer finance	United States
PRA Group, Inc.	Specialty consumer finance	United States, Canada, Europe
Santander Consumer USA Holdings Inc.	Specialty consumer finance	United States
SLM Corporation	Specialty consumer finance	United States

Retail Companies:
Aaron’s, Inc.	Specialty retail/consumer finance	United States, Canada
Cinemark Holdings, Inc.	Movies and entertainment	United States, Latin America
DSW Inc.	Specialty retail	United States
Five Below, Inc.	Specialty retail	United States
Outerwall Inc.	Specialty retail	United States, Canada, Puerto Rico, Ireland, United Kingdom
Rent-A-Center, Inc.	Specialty retail/consumer finance	United States, Canada, Latin America, Puerto Rico
Sally Beauty Holdings Inc.	Specialty retail	North America, Latin America, Europe

The Compensation Committee believes the lack of a significant number of public pawnshop competitors creates difficulty in constructing a direct peer group. The Compensation Committee further believes the 2017 Peer Group is indicative of the underbanked, cash-constrained and value-conscious consumer the Company targets, is more closely aligned with the size and complexity of the post-Merger organization and is a good reference group for the Compensation Committee to consider in benchmarking executive compensation. The table below, based on data compiled by Pay Governance as of December 31, 2016, shows a comparison of FirstCash’s relative percentile rank on market cap and revenues to the 2017 Peer Group:

2017 Peer Group Percentile
Market Cap	50th
Revenues	36th

In setting the target pay for the 2017 compensation program, the Committee relied on a benchmarking analysis prepared by Pay Governance, which indicated the CEO’s target compensation was at the 44th percentile of the target pay of the 2017 Peer Group.

Pay Governance reviewed the composition of the 2017 Peer Group in the fall of 2017. As a result of the review, Outerwall was removed because of its acquisition by Apollo Group and Big Lots, a U.S.-based specialty retailer, was added to create the 2018 Peer Group. This group was used by the Compensation Committee to evaluate pay decisions in 2018

Role of the CEO in Executive Compensation Decisions

The Company’s CEO works closely with the Compensation Committee providing his assessment and recommendations on the competitiveness of the programs and the performance of the other NEOs, and makes recommendations for consideration pertaining to the compensation of the NEOs. The Compensation Committee takes these recommendations into consideration and either approves or works with the CEO to develop suitable proposals. The CEO does not, however, participate in, provide input for or make recommendations about his own compensation.

2017 Say on Pay Vote

At the Company’s 2017 Annual Meeting of Stockholders, the stockholders approved the compensation of the NEOs with 90% of the votes cast in favor of the Company’s compensation programs. Additionally, the Company’s senior executives meet regularly with significant stockholders and during 2017 did not receive substantive comments or inquiries regarding concerns around the compensation programs. Given the strong stockholder support for the Company’s compensation programs evidenced by the 2017 say on pay vote and the lack of direct comment from stockholders, the Company did not engage in a specific outreach program with stockholders regarding changes to its executive compensation program. However, as discussed herein, the Company did make significant enhancements to its executive compensation programs following the Merger, which were implemented in 2017 to further align the compensation programs with stockholders’ interests. Future advisory votes on executive compensation will serve as an additional tool to guide the Board of Directors and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

Elements of Compensation

The Company’s principal focus is on total direct compensation, which includes a smaller guaranteed portion and a larger at-risk portion. The types of compensation paid to the NEOs currently consists of salary, annual performance-based cash incentives, annual cash bonuses to NEOs other than the CEO, COO and CFO and long-term incentive compensation (primarily in the form of performance-based restricted stock units as well as time-based restricted stock units for NEOs other than the CEO, COO and CFO).

“At-Risk” Pay Mix

A significant portion of the compensation for the Company’s NEOs is in the form of at-risk variable compensation. The Company believes this appropriately aligns the interests of its NEOs with those of its stockholders. For the CEO, COO and CFO, the only significant element of fixed compensation is their salary. All annual cash awards and all equity awards are variable under objective, performance-based plans. The Company does not grant time vested awards to these individuals nor does it provide for other supplemental retirement plans or other non-qualified plans, which are typically not performance-based.

For 2017, the Compensation Committee significantly increased the percentage of the CEO’s target compensation tied to long-term performance incentives and reduced the percentage of performance-based compensation tied to short-term incentives in order to better align CEO and stockholder interests. The mix of compensation elements at target award levels for the CEO used in fiscal 2017 as compared to 2016 are as follows:

Salary

The Company offers what it believes to be competitive salaries to its NEOs. The salary must be sufficient to attract and retain talented executives and provide a secure base of cash compensation. In addition, salary levels for the Company’s NEOs are set at levels the Compensation Committee believes to be, based on its general business experience and review of peer company data, competitive in relation to the salary levels of executive officers in the Company’s peer group, taking into consideration the NEO’s position, tenure, responsibility and need for special expertise.

Annual salary increases, typically determined in January of each year, are not assured for the three most senior NEOs and adjustments to salaries take into account subjective factors such as the executive’s performance against job expectations, changes in the market and increased job responsibilities and experience.

For 2017, the CEO’s salary was increased by 2% from $1,050,000 to $1,075,000. For the past five years, the compound annual growth rate in the CEO’s salary was 3%. The average salary increase in 2017 for the other NEOs was 22%, which is significantly greater than the Company’s historical range of annual salary increases. The adjustments for 2017 reflected the significantly increased size and complexity of the post-Merger organization and the expanded responsibilities for these executives in particular.

Short-Term Incentive Compensation

The Company’s short-term incentive plans for the NEOs are intended to drive annual operating and financial results deemed crucial to the Company’s success.

Annual Performance Incentive Plan Enhancements for 2017 - In conjunction with the Merger in September 2016, the Compensation Committee engaged Pay Governance to develop and propose modifications to the APIP for the CEO, COO and CFO beginning in 2017. Based on the recommendations of Pay Governance and the work of the Compensation Committee, the following changes were approved and implemented for the 2017 APIP:

•	The target award for the CEO was reduced from 225% to 150% of salary and the maximum award was reduced from 350% to 300% of salary

•	The target awards for the COO and CFO positions were reduced from 165% to 125% of salary and the maximum awards were reduced from 250% to 200% of salary

•
Earnings measures (earnings per share and EBITDA) were designated to remain as the primary performance measures. The Compensation Committee added additional strategic, objectively measured performance targets related to technology integration milestones and cost synergies related to the Merger

Annual Performance Incentive Plan - For 2017, the CEO, COO and the CFO were granted opportunities to earn annual incentive compensation through the APIP. The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria.

To determine amounts earned under the APIP, the Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors at the beginning of the fiscal year. The Company’s level of achievement of the performance goals set forth in the annual business plan, which are inclusive of estimated stock repurchases, will result in the payment of a cash incentive award equal to a percentage of the salary of the participating NEO. The performance goals are approved by the Compensation Committee and designed to reinforce the Company’s focus on profitability and enhancement of long-term stockholder value. The participants may earn annual cash incentives between 0% and a stated maximum percentage of their respective salary. The range of percentages for each participating NEO are based on the scope of the officer’s responsibilities, internal pay equity among participating NEOs with similar responsibilities and competitive considerations and are reviewed annually by the Compensation Committee.

For fiscal 2017, the Compensation Committee established performance goals as the performance measures for the APIP (see the detailed reconciliation of non-GAAP financial measures in Appendix A):

•	Adjusted earnings per share

•	Adjusted EBITDA

•	Cash America point of sale and loan management system store conversion

•	Merger administrative cost synergy amounts

The Compensation Committee believes the nature and mix of these targets provides an appropriate mix of short-term measures directed primarily to earnings targets (adjusted earnings per share and adjusted EBITDA) and other Merger integration targets. The adjusted earnings per share target represents the performance metric which the Compensation Committee believes most impacts stockholder returns over a one-year period. The adjusted EBITDA target is also focused on the achievement of earnings metrics, but excludes the impact of share repurchases, financing activities and tax strategies, resulting in a pure measure of core profitability. The Compensation Committee also believes the conversion of Cash America stores to the FirstPawn point of sale and loan management system and achieving certain Merger administrative cost synergy targets are important short-term strategic goals necessary for the long-term, successful integration of Cash America with the merged Company.

The following table sets forth the weighting of each performance measure and each participant’s threshold, target and maximum payout opportunities, as a percentage of their salary, for each of the 2017 APIP performance measures:

	Diluted Adjusted Earnings Per Share		Adjusted EBITDA		Number of Cash America Stores Converted to FirstPawn Point of Sale and Loan Management System		Merger-Related Administrative Cost Synergy Amounts		Total
	CEO	COO/CFO	CEO	COO/CFO	CEO	COO/CFO	CEO	COO/CFO	CEO	COO/CFO
Weighting	40%		30%		15%		15%		100%
Threshold (1)	24%	20%	18%	15%	9%	7.5%	9%	7.5%	9%	7.5%
Target	60%	50%	45%	37.5%	22.5%	18.8%	22.5%	18.8%	150%	125%
Maximum	120%	80%	90%	60%	45%	30%	45%	30%	300%	200%

(1)	No award is earned if actual performance is less than this threshold amount.

In setting the specific performance targets for 2017, the Compensation Committee considered the expected growth in earnings due to the Merger and other store additions, partially offset by expected impacts of currency translation and the decline in the non-core consumer lending revenues on the adjusted earnings per share and adjusted EBITDA targets. The earnings per share target also included an estimate of earnings accretion from stock repurchases. The earnings accretion from actual stock repurchases in 2017 was consistent with the estimate used to establish the target. In 2017, 27% of the Company’s total revenues were from operations in Latin America, primarily in Mexico where the functional currency is the Mexican peso. As a result, changes in the value of the Mexican peso against the U.S. dollar can significantly impact the Company’s U.S. dollar-reported revenues and earnings. The Company does not believe it is appropriate to hedge its foreign currency exposure as it does not repatriate foreign profits back to the U.S. Rather, the Company uses its foreign earnings and cash flows to fund the opening and acquisition of new stores in these foreign markets. In addition, the Company continues to de-emphasize consumer lending operations because of increasing internet-based competition and regulatory constraints. The impacts of currency translation and the expected decline in earnings from non-core consumer lending activities on the 2017 APIP adjusted earnings per share and adjusted EBITDA growth targets are as follows (dollars in thousands except per share amounts):

	Adjusted Earnings Per Share			Adjusted EBITDA
	Threshold (1)	Target	Maximum	Threshold (1)	Target	Maximum
2016 Actual results	$2.44	$2.44	$2.44	$180,252	$180,252	$180,252

Stated 2017 APIP performance targets	$2.40	$2.55	$2.80	$252,000	$264,000	$282,000
Target growth rate 2017 vs 2016	(2)%	5%	15%	40%	46%	56%
Considered adjustments:
Estimated currency translation headwind (2)	$0.19	$0.19	$0.19	$9,501	$9,501	$9,501
Estimated non-core consumer lending contraction (2)	$0.03	$0.03	$0.03	$1,616	$1,616	$1,616
Adjusted 2017 APIP performance targets	$2.62	$2.77	$3.02	$263,117	$275,117	$293,117
Adjusted target growth rate 2017 vs 2016 (3)	7%	14%	24%	46%	53%	63%

(1)	No award is earned if actual performance is less than this threshold amount.

(2)	Amount represents the mid-point of the range provided in the Company’s February 2017 press release in the Form 8-K dated February 2, 2017.

(3)
Adjusted earnings per share growth rates were also impacted by the issuance of 20,181,000 shares of common stock in September of 2016 as a result of the Merger, impacting the weighted-average share counts on a comparative basis. The weighted-average diluted shares outstanding for fiscal 2017 and 2016 were 47,888,000 and 35,004,000, respectively. Adjusted EBITDA growth rates are not impacted by the weighted-average shares outstanding.

The Compensation Committee believes that after considering the adjustments as detailed herein, the growth rate targets represented a significant degree of rigor.

The following table sets forth the performance goals for each of the 2017 APIP performance measures, the actual performance achieved and the related percentage of each participant’s salary earned (dollars in thousands except per share amounts):

	Performance Goals			2017 Actual	Percent of Base Salary Earned
Performance Measure	Threshold (1)	Target	Maximum	Performance	CEO	COO/CFO
Adjusted diluted earnings per share	$2.40	$2.55	$2.80	$2.74	106%	72%
Adjusted EBITDA	$252,000	$264,000	$282,000	$273,159	67%	49%
Number of Cash America stores converted to FirstPawn point of sale and loan management system	550	625	700	740	45%	30%
Merger administrative cost savings targets	$33,000	$36,000	$40,000	$42,012	45%	30%
Total percent of salary earned					263%	181%

(1)	No award is earned if actual performance is less than this threshold amount.

The Compensation Committee believes the payouts earned under APIP for 2017 accurately reflect the Company’s strong operating results and significant progress towards integration milestones.

•
In total, the CEO was awarded 263% of his salary compared to a target of 150% and maximum potential award of 300%. The COO and CFO were each awarded 181% of their respective salaries compared to a target of 125% and a maximum potential award of 200%.

•
For the two primary performance measures, adjusted earnings per share and adjusted EBITDA, the Company achieved 107% and 103% of the target amount, respectively. The actual performance exceeded the upper end of Company’s initial earnings guidance ranges for 2017 which the Company believes contributed in part to significant stock price appreciation during 2017.

•
The targeted conversion of 625 Cash America stores to the FirstPawn system was significantly exceeded as the Company converted 740 stores in 2017, which fully completed the point-of-sale integration process. The Company also achieved significant administrative cost savings in 2017 as total realized savings of $42 million significantly exceeded the targeted cost savings of $36 million. The Company believes attainment of these integration milestones were important short-term goals necessary for the long-term, successful integration of Cash America with the merged Company.

The Compensation Committee believes stockholders shared in the growth and strong performance as demonstrated by the 44% total stockholder return in 2017. As a result, the Compensation Committee believes the levels of compensation delivered to the most senior executives under the APIP plan reflects appropriate pay levels given the performance and integration achievements during 2017.

The Compensation Committee also believes the historical payout levels under the APIP demonstrate an appropriate level of rigor in setting the annual performance goals. Over the last five years, the participants in the plan have achieved the maximum payout in only one year. The average payout as a percentage of the maximum payout was 56% for the CEO and 60% for the COO/CFO roles. The following table details each participant’s threshold and maximum payout opportunities and the actual percentage of each participant’s salary earned for the performance measures established by the Compensation Committee over the past five years:

	2017		2016		2015		2014	(2)	2013
	CEO	COO (1) / CFO	CEO	CFO	CEO	CFO	CEO	CFO	CEO	CFO
Threshold	9%	7.5%	3%	3%	4%	3%	3%	3%	25%	25%
Maximum	300%	200%	350%	250%	350%	250%	350%	250%	350%	200%
Actual	263%	181%	350%	250%	100%	100%	179%	142%	50%	25%

(1)	Mr. Stuart joined the Company in September 2016 in conjunction with the Merger as the president and chief operating officer and was not a participant in the APIP during 2013 through 2016.

(2)
Based on the Company’s overall financial performance in 2014, the Compensation Committee elected to apply a discretionary 20% reduction in the dollar value of the amounts awarded under the APIP in 2014. This adjustment reduced the APIP award from 223% of salary to 179% for the CEO and from 178% of salary to 142% for the CFO.

Cash Bonuses - The Company has rarely paid a discretionary bonus to the most senior executives participating in the APIP and no discretionary cash bonuses were awarded to any participant for 2015, 2016 or 2017. The Compensation Committee does not intend to make discretionary payments to the CEO, COO or CFO in the future. Annual cash bonuses may be paid to certain other NEOs and other employees to reflect the breadth of their expertise and responsibility, achievement of certain financial or strategic results and to make the cash component of compensation competitive with that of the Company’s peers. While the Company maintains broad discretion to vary overall cash compensation for a given year by varying the amount, if any, of such cash bonuses, these bonuses are typically determined by evaluating financial and strategic targets such as revenues, operating profits and margins and store additions among other things. These cash bonuses may reflect a material part of the NEOs’ overall compensation, with payments commensurate with the executive’s position, responsibilities and individual and overall Company performance. Annual cash bonuses paid to other NEOs are reviewed and approved by the Compensation Committee based on the CEO’s recommendation. Fiscal 2017 cash bonus awards to NEOs consisted of $625,000 to Mr. Ramos and $350,000 to Ms. Alvarado, which included certain extraordinary amounts related to the achievement of Merger-related performance objectives.

Long-Term Incentive Compensation

The compensation objective of retaining the best people for the job leads the Company to make annual periodic equity awards to its NEOs and other employees. These awards provide incentive for the NEOs to stay with the Company over the long term and align the interests of the NEOs with those of the Company’s stockholders. These equity awards also provide additional flexibility to the Compensation Committee to reward superior performance by NEOs.

The Compensation Committee has established a Long-Term Incentive Plan (“LTIP”) for certain NEOs. Performance-based restricted stock units granted under the LTIP vest over multi-year periods, contingent upon the Company attaining defined performance targets. The Compensation Committee certifies the attainment of the performance targets upon completion of the respective performance periods, and any earned shares are distributed to participants following the end of such performance periods. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control, which are described later under “Summary of Potential Payments Upon Termination or a Change in Control.” In addition, the Company grants time-based restricted stock units to certain executive officers and employees not participating in the LTIP.

The date of grant for all equity awards granted to NEOs and employees is the date of Compensation Committee approval. The Company does not have a program, plan or practice of timing the grant of equity awards in coordination with the release of material non-public information. The Company believes all such equity grants as described herein align the executives’ interests with those of the Company’s stockholders.

Restricted Stock Unit Award Enhancements for 2017 - In conjunction with the Merger, the Compensation Committee engaged Pay Governance to develop and propose modifications to the LTIP under which the Company makes performance-based grants of restricted stock units to the CEO, COO and CFO. Based on the recommendations of Pay Governance and the work of the Compensation Committee, the following changes were approved and implemented for 2017:

•	Established a three-year cumulative performance measurement period to replace prior years’ series of stacked one-year performance periods

•	Eliminated the duplicative adjusted EBITDA measure from the LTIP, while retaining the measure in the APIP

•	Added a second discreet performance measure for the LTIP, total store additions, while eliminating it as a measure in the APIP

•
Provided for a range of outcomes in the 2017 LTIP grants (i.e., a performance range between defined threshold and maximum performance parameters) versus the prior year grant’s single point outcomes (i.e., either the target performance was met and payouts were made or target performance was not met and no payouts were made)

•
Used adjusted net income and total store additions as the performance measures for the 2017 LTIP grant, recognizing that cumulative net income over a three-year period would likely be closely followed by stockholders and have an impact on long-term stockholder returns, while growth in store locations would be a key driver of future long-term growth and profitability

The Compensation Committee also increased the target percentage of pay from long-term performance-based incentive awards (LTIP) while reducing the target percentage of pay from the annual performance incentive plan awards (APIP) for the CEO, COO and CFO positions. The Committee believes this change provides a greater focus on achievement of long-term performance results and executive retention and better matches management and stockholder interests.

2017 Restricted Stock Units Granted Under the LTIP - In fiscal 2017, performance-based restricted stock units were granted under the LTIP to the CEO, COO and CFO. The shares vest at the end of a three-year cumulative performance period beginning on January 1, 2017 and ending on December 31, 2019 (as opposed to previous years when such awards were vested annually based on attainment of discrete targets for each year). To determine the number of restricted stock awards that vest under the LTIP, the Compensation Committee measures the three-year cumulative performance of the Company against a three-year cumulative target prepared by management and reviewed and approved by the Board of Directors at the beginning of the fiscal year of the initial grant. The Company’s level of achievement of the performance goals set forth in the three-year cumulative target will result in the vesting of restricted stock awards between zero and a stated maximum number of shares on December 31, 2019. The performance goals are approved by the Compensation Committee and designed to reinforce the Company’s focus on profitability and enhancement of long-term stockholder value. The range of percentages for each participating executive officer are based on the scope of the officer’s responsibilities, internal pay equity among participating executive officers with similar responsibilities and competitive considerations and are reviewed annually by the Compensation Committee.

For fiscal 2017, the Compensation Committee established performance goals that include adjusted net income targets and store addition targets as the performance measures for the LTIP (see the detailed reconciliation of non-GAAP financial measures in Appendix A). The Compensation Committee believes adjusted net income and store additions are proper metrics to use for long-term performance evaluation because cumulative net income over a three-year period would likely be closely followed by stockholders and have an impact on long-term stockholder returns, while growth in store locations would be a key driver of future long-term growth and profitability. Almost all of the Company’s customers access the Company’s products and services directly from neighborhood-based retail locations. Accordingly, store growth, from both acquisitions and new store openings, is critical for accessing new customers in new and expanding markets.

The following table sets forth each participant’s threshold and maximum payouts based on the grant-date fair value of the awards available for each of the 2017 LTIP performance measures:

	Adjusted Net Income			Store Additions			Total
Participant	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
CEO	$214,423	$857,740	$1,286,683	$321,683	$1,286,683	$1,930,000	$214,423	$2,144,423	$3,216,683
COO	96,500	386,000	482,500	144,750	579,000	723,750	96,500	965,000	1,206,250
CFO	96,500	386,000	482,500	144,750	579,000	723,750	96,500	965,000	1,206,250

Adjusted Net Income Goals - The performance target for adjusted net income is based on budgeted net income for 2017 with increases in fiscal 2018 and 2019 based on a long-term earnings growth formula established by the Compensation Committee. The Compensation Committee reviewed the net income target to ensure alignment in supporting the Company’s long-term internal targets for revenue and earnings per share growth, while also balancing the risk of over-incentivizing growth.

Store Addition Goals - The performance target for store openings is based on the store openings budgeted for 2017 with increases in fiscal 2018 and 2019 based on a long-term store growth formula established by the Compensation Committee. The Compensation Committee reviewed the store opening target to ensure alignment in supporting the Company’s long-term internal targets for revenue and earnings growth while also balancing the risk of over-incentivizing growth.

Pending acquisition activity is a consideration when setting cumulative store addition targets if such pending acquisitions have a high degree of certainty for closing. Over the past few years, the Company has targeted to add approximately 75 stores per year, net of pending acquisitions. While acquisitions are included in the store additions, they typically decrease the number of de novo store openings during the integration period following an acquisition because of the increased effort required to staff and integrate the newly-acquired stores into the Company’s internal systems. When the cumulative targets for the 2017 award cycle were set by the Compensation Committee, there were no considered pending acquisitions (unlike 2016 when the store additions target utilized for the APIP was 230 stores for a single year as there was a pending acquisition of 179 stores at the time the target was set at the beginning of 2016).

2016 LTIP Grant Vesting in 2017 - In fiscal 2016, the CEO was granted 30,000 shares and the CFO was granted 10,000 shares under the LTIP, which vest in four annual installments of 7,500 shares for the CEO and 2,500 shares for the CFO based on the attainment of an annual performance target of adjusted EBITDA. The adjusted EBITDA target for each of the annual vesting periods was set by the Compensation Committee in early 2016, which was prior to the Merger. Actual fiscal 2017 adjusted EBITDA was $273 million compared to the fiscal 2017 target of $139 million and accordingly, 100% of the shares available for vesting in 2017 were awarded.

LTIP Historical Vesting - The Compensation Committee believes the historical payout levels under the LTIP demonstrate an appropriate level of historical rigor in setting the long-term performance goals. The following table details the number of award shares granted, vested and forfeited for all performance-based share awards granted to current participating NEOs (CEO, COO and CFO) over the past five years. The Merger constituted a change in control for purposes of equity awards held by the CEO and CFO and they vested in certain restricted shares granted prior to 2016 because of the change in control. Beginning in 2016, LTIP grants included a double trigger in the event of a change in control, and shares associated with that grant did not vest because of the change in control:

Grant Year	Aggregate Granted to CEO, COO and CFO		Measure(s)	Vesting Due To Performance	Vesting Due To Merger		Forfeited Due to Performance	Remaining Unvested (Vesting Subject to Future Performance)
2017	84,444	(1)	Adjusted Net Income & Store Additions	—	—		—	84,444
2016	40,000		Adjusted EBITDA	20,000	—	(2)	—	20,000
2015	40,000		Adjusted EBITDA	—	30,000		10,000	—
2014	40,000		Adjusted EBITDA	—	20,000		20,000	—
2013	40,000		Adjusted EPS	10,000	10,000		20,000	—
2012	40,000		Adjusted Net Income	20,000	—		20,000	—
Total	284,444			50,000	60,000		70,000	104,444
Percent of shares vested and forfeited based on attainment of performance measures				28%	33%		39%

(1)
Amount represents the number of shares that would vest based on the target award. If the performance measures for the 2017 performance grants resulted in a maximum grant upon completion of the vesting period, 116,667 shares would vest.

(2)
The 2016 awards were the first awards to include a double-trigger change in control provision and, accordingly, the shares did not vest as a result of the Merger. All subsequent grants in 2017 and later will also have a double trigger.

2017 Other Restricted Stock Unit Awards - During fiscal 2017, the Company also granted a total of 3,000 shares of time-based restricted stock units to two of the NEOs of the Company (Mr. Ramos and Ms. Alvarado). While the Company maintains broad discretion over time-based grants, these grants are typically determined by evaluating financial and strategic targets such as revenues, operating profits and margins and store additions among other things, with grants commensurate with the NEO’s position, responsibilities and individual and overall Company performance. These time-based awards vest ratably over time beginning in February 2018, and become fully vested in February 2022. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control.

Perquisites and Personal Benefits

Certain NEOs received additional remuneration consistent with the Company’s approach to hiring and retaining key personnel. Such perquisites include matching contributions to 401(k) accounts, health insurance, life insurance, disability insurance, automobile allowances, club memberships and certain opportunities to travel using the Company’s aircraft. The Company does not provide supplemental non-qualified retirement plans to any of its executives. The aggregate incremental cost to the Company during fiscal 2017 of such benefits is reflected in the Summary Compensation Table below.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all of its directors, officers and employees from engaging in “short sales” or “sales against the box” or trading in puts, calls, warrants or other derivative instruments on the Company’s securities. The Board of Directors believes this prohibition further aligns the interests of directors and executives with those of stockholders, facilitates compliance with insider-trading and other applicable laws, and aids in preventing directors and executives from subjecting themselves to an actual or potential conflict of interest with the Company or creating the appearance of such a conflict.

Executive Stock Ownership and Retention Guidelines

The Company’s Board of Directors has adopted stock ownership guidelines pursuant to which all NEOs are expected to own shares of Company stock equal in value to a multiple of the NEO’s salary, as follows:

Participant	Target Multiple	Current Multiple as of April 13, 2018
Rick L. Wessel, CEO	5x Salary	67.1x Salary
T. Brent Stuart, COO	3x Salary	1.0x Salary
R. Douglas Orr, CFO	3x Salary	19.3x Salary
Raul R. Ramos, SVP Latin American Operations	1x Salary	3.1x Salary
Anna M. Alvarado, General Counsel	1x Salary	0.2x Salary

Until an executive has satisfied the stock ownership guidelines, they are required to retain 75% of the after-tax shares received upon the exercise or vesting of equity incentive awards. Furthermore, any sales of Company stock by an executive will be permitted only to the extent the executive will continue to meet the guidelines immediately following such sale. NEOs have five years after they first become eligible for the executive stock ownership guidelines to achieve the target multiple. Those NEOs above who have not yet achieved their respective target multiples are still within the five-year period.

Clawback Policy

The Company’s Board of Directors has adopted an executive compensation recovery, or “clawback,” policy that applies to all NEOs in the event the Company is required to restate its financial statements. The Compensation Committee may seek recovery of any short- or long-term incentive payment or award granted to executive officers during the three years preceding such restatement where (1) the payment or award grant was calculated based on achievement of the misstated financial results; (2) the Board of Directors determines the executive engaged in intentional misconduct that materially contributed to the need for the restatement; and (3) a lower payment or award grant would have been made to the executive based upon the restated financial results.

In addition, if the Company is required, as a result of misconduct, to restate its financial results due to its material noncompliance with any financial reporting requirements under the federal securities laws, its CEO and CFO may be legally required to reimburse the Company for any bonus or other incentive-based compensation they received pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Tax and Accounting Considerations

The Company considers accounting and tax implications when designing its executive compensation and incentive programs. For example, the Compensation Committee has carefully considered the implications of Section 162(m) of the Code, and believes tax deductibility of compensation is an important consideration. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the chief executive officer and each of the next three highest compensated officers serving at the end of the taxable year other than the chief financial officer. However, prior to the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017, certain types of performance-based compensation were excluded from the $1 million deduction limit if specific requirements were met. Under the Tax Act, this special exclusion for performance-based compensation was eliminated with respect to taxable years beginning after December 31, 2017 with certain limited grandfathered exceptions. In addition, the Tax Act expanded Section 162(m) of the Code to cover additional executive officers, including the chief financial officer, so that the compensation of individuals serving as the chief executive officer or chief financial officer (at any time during the fiscal year), and the three other most highly compensated executive officers (as of the end of any fiscal year) will be subject to Section 162(m) of the Code. Any executive officer whose compensation is subject to Section 162(m) of the Code in taxable years beginning after December 31, 2016 will have compensation subject to Section 162(m) of the Code for all future years whether or not they appear in any future proxy statements as

NEOs. As a result of the enactment of the Tax Act, compensation to certain NEOs in excess of $1 million will generally not be tax deductible beginning with the fiscal year ending December 31, 2018.

The Compensation Committee, where possible and considered appropriate, strives to preserve corporate tax deductions, including the deductibility of compensation to NEOs, although tax deductibility is not the primary factor used by the Compensation Committee in setting compensation and will become less of a factor used by the Compensation Committee following the effective date of the changes to Section 162(m) of the Code as provided in the Tax Act. The Compensation Committee also reserves flexibility where it is deemed necessary and in the best interests of the Company and its stockholders to continue to attract and retain the best possible executive talent, to approve compensation arrangements that are not necessarily fully tax deductible to the Company. While the Compensation Committee expects it will provide for compensation that will not be deductible under Section 162(m) of the Code, it will continue to structure the executive compensation program so that a significant portion of total executive compensation is linked to the performance of the Company.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Members of the Compensation Committee:
Randel G. Owen
Mikel D. Faulkner
James H. Graves

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference herein.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the 2017 NEOs for the fiscal years ended December 31, 2017, 2016 and 2015.

					Non-
					Equity
					Incentive
					Plan	All Other
Name and				Stock	Compen-	Compen-
Principal		Salary	Bonus	Awards	sation	sation	Total
Position	Year	$	$	$ (1)	$ (2)	(3)	$
Rick L. Wessel,	2017	1,075,000	—	2,144,423	2,825,945	126,631	6,171,999
Vice-Chairman, Chief	2016	1,050,000	—	1,378,000	3,675,000	103,210	6,206,210
Executive Officer	2015	1,021,760	—	1,404,300	1,021,760	79,594	3,527,414

T. Brent Stuart,	2017	700,000	—	965,000	1,270,075	—	2,935,075
President, Chief Operating	2016	183,000	—	—	—	12,182	195,182
Officer (4)

R. Douglas Orr,	2017	650,000	—	965,000	1,179,356	—	2,794,356
EVP, Chief Financial	2016	500,000	—	459,000	1,250,000	—	2,209,000
Officer, Secretary, Treasurer	2015	487,190	—	468,100	487,190	—	1,442,480

Raul R. Ramos,	2017	400,000	625,000	44,250	—	—	1,069,250
SVP Latin American	2016	355,000	550,000	—	—	—	905,000
Operations	2015	345,000	425,000	—	—	—	770,000

Anna M. Alvarado	2017	450,000	350,000	88,500	—	—	888,500
General Counsel

(1)
Amounts represent the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 of restricted stock awards granted under the terms of the Company’s LTIP, which are described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. For performance-based awards issued to the CEO, COO and CFO, the grant date fair value was determined by multiplying the number of shares that would be issued based upon achievement of the target award by the closing market price of the Company’s common stock on the date of the grant. Assuming the performance measures for the 2017 performance grants would be achieved at maximum levels, the grant date fair value of the awards would be $3,216,683 for the CEO and $1,206,250 for the COO and CFO

(2)
Amounts represent cash incentive awards earned under the terms of the Company’s APIP. The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria, as more fully described in the “Compensation Discussion and Analysis” above.

(3)
The Company provides the NEOs with certain group life, health, medical, and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. As permitted by SEC rules, no amounts are shown in this table for perquisites and personal benefits for any individual NEOs for whom such amounts do not exceed $10,000 in the aggregate.

Mr. Wessel’s all other compensation for 2017 includes matching contributions under the First Cash 401(k) Profit Sharing Plan of $6,875, an automobile allowance of $6,437, reimbursement for dues at a country club in the amount of $20,351, Company-paid health insurance premiums in the amount of $5,466, allowance for tax preparation fees of $3,000 and personal use of the corporate aircraft of $84,502. The incremental cost of the personal use of the corporate aircraft was determined on a per flight and/or hours used basis based on variable costs associated with personal flight activity. The variable costs used in the calculation included fuel, crew compensation and travel, certain maintenance and repair expenses, related unoccupied positioning, or “deadhead,” flights, landing/parking and supplies.

(4)
Mr. Stuart joined the Company in September 2016 in conjunction with the Merger as the president and chief operating officer. Prior to that, Mr. Stuart served as Cash America’s president and chief executive officer. While employed with Cash America during the period from January 1 through August 31, 2016, Mr. Stuart earned a salary of $367,000, a performance-based short-term incentive award of $1,100,000 under the terms of Cash America’s short-term incentive plan (based on the achievement of certain financial objectives of Cash America through the date of the Merger) and primarily performance-based restricted stock awards granted under the terms of Cash America’s long-term incentive plan with an aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of $826,246 (based on the targeted attainment metrics of the performance-based awards). For a description of Cash America’s short- and long-term incentive plans, see Cash America’s proxy statement on Schedule 14A filed with the SEC on April 7, 2016.

Grants of Plan-Based Awards for Fiscal Year 2017

The following table provides information regarding individual grants of plan-based awards to the NEOs during 2017. Except as set forth below, there were no other grants of equity or non-equity awards to NEOs during 2017.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) $
		Thres- hold (3) ($)	Target ($)	Maximum ($)	Thres- hold (3) (#)	Target (#)	Maximum (#)
Wessel	—	97,000	1,613,000	3,225,000	—	—	—	—	—	—	—
	Mar. 30, 2017	—	—	—	4,444	44,444	66,667	—	—	—	2,144,423

Stuart		53,000	875,000	1,400,000	—	—	—	—	—	—	—
	Mar. 30, 2017	—	—	—	2,000	20,000	25,000	—	—	—	965,000

Orr	—	49,000	813,000	1,300,000	—	—	—	—	—	—	—
	Mar. 30, 2017	—	—	—	2,000	20,000	25,000	—	—	—	965,000

Ramos	Feb. 8, 2017	—	—	—	—	—	—	1,000	—	—	44,250

Alvarado	Feb. 8, 2017	—	—	—	—	—	—	2,000	—	—	88,500

(1)
Amounts represent threshold, target and maximum potential payouts under the terms of the APIP, which is described in the “Short-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The actual payouts awarded under the terms of APIP were $2,825,945, $1,270,075 and $1,179,356 to Messrs. Wessel, Stuart and Orr, respectively, and such amounts are reflected in the “Summary Compensation Table” above.

(2)
Amounts represent the number of shares granted and which may be earned under the LTIP, which is described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The awards for Messrs. Wessel, Stuart and Orr vest at the end of a cumulative three-year period ending on December 31, 2019 and therefore, none of the awards have vested.

(3)	No award is earned if actual performance is less than this threshold amount.

(4)	The awards for Mr. Ramos and Ms. Alvarado vest ratably over time beginning in February 2018, and become fully vested in February 2022.

(5)	Amount represents the grant date fair value based on the target award for equity incentive plan awards.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by the NEOs as of December 31, 2017. Each outstanding option and stock award is shown separately for each NEO.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5) ($)
Wessel	—	—		—	—	—	—		—	15,000	(2)	1,011,750
										44,444	(3)	2,997,748

Stuart	—	—		—	—	—	—		—	20,000	(3)	1,349,000

Orr	—	—		—	—	—	—		—	5,000	(2)	337,250
										20,000	(3)	1,349,000

Ramos	—	40,000	(1)		38.00	11/2021	1,000	(4)	67,450	—		—

Alvarado	—	—		—	—	—	2,000	(4)	134,900	—		—

(1)	Option award granted in 2011. Vesting is time-based with 10,000 shares vesting on July 1, 2018, 2019, 2020 and 2021, respectively.

(2)
The 2016 restricted stock awards granted under the LTIP to current NEOs consisted of 30,000 shares to the CEO and 10,000 shares to the CFO; 25% of the awards were eligible for performance-based vesting based upon achievement of performance measures in 2016, 2017, 2018 and 2019. The performance measure is defined as adjusted EBITDA growth over the comparative base period.

(3)
The 2017 restricted stock awards granted under the LTIP to current NEOs consisted of 44,444 shares to the CEO and 20,000 shares each to the COO and CFO based on the target award. The awards are eligible for performance-based vesting upon achievement of performance measures in 2019 based on a three-year cumulative performance period. The performance measures are defined as adjusted net income growth and total store additions over the three-year cumulative period. If the performance measures for the 2017 restricted stock awards resulted in a maximum grant upon completion of the vesting period, the CEO would earn 66,667 shares and the COO and CFO would each earn 25,000 shares.

(4)	Restricted stock awards granted in 2017. Vesting is time-based with 20% scheduled to vest on February 8, 2018, 2019, 2020, 2021 and 2022.

(5)	The market value of the unvested share awards is based on the closing price of the Company’s Common Stock as of December 31, 2017, which was $67.45.

Option Exercises and Stock Vested in Fiscal 2017

The following table provides information for the NEOs regarding (1) the aggregate stock options exercised during 2017, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of restricted stock awards and the value realized, each before the payment of any applicable withholding tax and broker commissions:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise $	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting $ (2)
Wessel	—	—	7,500	506,000
Stuart	—	—	—	—
Orr	—	—	2,500	169,000
Ramos	—	—	—	—
Alvarado	—	—	—	—

(1)
In fiscal 2016, the CEO was granted 30,000 shares and the CFO was granted 10,000 shares under the LTIP, which vest in four annual installments of 7,500 shares for the CEO and 2,500 shares for the CFO based on the attainment of an annual performance target of adjusted EBITDA. The adjusted EBITDA target for each of the annual vesting periods was set by the Compensation Committee in early 2016, which was prior to the Merger. Actual fiscal 2017 adjusted EBITDA was $273 million compared to the fiscal 2017 target of $139 million and accordingly, 100% of the shares available for vesting in 2017 were awarded.

(2)	Value realized represents the value as calculated based on the price of the Company’s common stock on the vesting date.

Pension Benefits

The Company does not have a defined benefit pension plan for its employees. The only retirement plan available to the NEOs was the Company’s qualified 401(k) savings plan, which is available to generally all full-time U.S.-based employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Except for a nonqualified savings plan assumed from Cash America which was terminated in 2017 for which Mr. Stuart participated in, the Company does not have nonqualified defined contribution or other nonqualified deferred compensation plans for its employees or directors.

Employment Agreements and Change in Control Provisions

The Company and the Compensation Committee believe employment agreements are necessary in order to attract and retain key senior executives and, accordingly, the Company has entered into employment agreements with certain current NEOs. The Compensation Committee believes the employment agreements (and the change in control provisions included therein) entered into were merited in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions, including stability and retention. The Compensation Committee reviews the agreements at the time they are entered into in order to determine current market terms for the particular executive and agreement. At the time of the Merger in 2016, the Compensation Committee engaged Pay Governance as part of this review and benchmarking process as it related to service terms under employment agreements for Messrs. Wessel, Stuart and Orr.

The Compensation Committee believes the change in control provisions are necessary in order to retain and maintain stability among the executive group and the terms of the change in control provisions are reasonable based on its review of the change in control provisions for similarly situated peer group companies. The change in control provisions in the employment agreements for certain NEOs provide for severance benefits only in the event of an involuntary termination of employment by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the employment agreements.

The overall goal of the Compensation Committee is to ensure compensation policies are established consistent with the Company’s strategic business objectives and provide incentives for the attainment of those objectives. This is affected in the context of a compensation program that includes base pay, annual and long-term incentive compensation and stock ownership.

Summary of Employment Agreements

In August 2016, the Company entered into new employment agreements with Messrs. Wessel, Stuart and Orr, the Company’s CEO, COO and CFO, respectively. The terms of these employment agreements run through December 31, 2021. The Compensation Committee believes the longer term of these contracts are appropriate given the transformational impact of the Merger and the desire by the stockholders for continuity in the senior management team over the next several years. Additionally, the maximum severance payouts under these contracts are capped at one year’s salary and average annual incentive for termination without cause or for good reason or two years of salary and average annual incentive for such termination following a change in control.

The employment agreements provided for annual salaries, to be effective as of January 1, 2017, in the following amounts: $1,075,000 for Mr. Wessel, $700,000 for Mr. Stuart and $650,000 for Mr. Orr, in each case subject to annual review and increases in the discretion of the Compensation Committee. The executives are eligible to earn an annual incentive based on the satisfaction of performance criteria established by the Compensation Committee for each fiscal year during the term of the agreement, with a target incentive opportunity equal to not less than a specified percentage of the executive’s then current salary (150% in the case of Mr. Wessel; 100% in the case of Messrs. Stuart and Orr). In addition, the executives are eligible for grants of stock-based awards under the Company’s long-term equity compensation plan, and will be eligible to participate in any of the Company’s incentive, savings, retirement and welfare benefit plans available to other senior officers of the Company.

The employment agreements provide that if an executive’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to a lump sum cash severance payment equal to one times (or two times, if such termination occurs within twelve months following a change in control of the Company) the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three fiscal years immediately preceding the year in which the termination occurs. The executive would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of eighteen months (the “COBRA subsidy”). In addition, if such termination occurs within twelve months following a change in control of the Company, the executive would be entitled to a pro rata annual cash incentive for the year in which the termination occurs, and accelerated vesting and full payout under all outstanding time-vesting and performance-based equity incentive awards (based on an assumed achievement of all relevant performance goals at “target” level, or based on a higher actual or deemed level of achievement of performance goals, in the sole discretion of the Compensation Committee). Furthermore, if such termination occurs within twelve months following a change in control of the Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of the executive’s health and welfare benefit coverage multiplied by 24.

The employment agreements prohibit the executives from competing with the Company during the employment term and for a period of 24 months following termination of employment. The executives would also be prohibited from soliciting Company customers and recruiting Company employees during this period.

In November 2011, Mr. Ramos entered into an employment agreement with the Company effective through December 31, 2021. In April 2013, the agreement was amended to extend the term through December 31, 2022. The agreement, as last amended in 2013, provides for: (i) a salary of $325,000 for calendar year 2013, with annual increases in salary of $10,000 through 2022; (ii) a target annual cash incentive of $375,000 for calendar year 2013, with annual increases in the target amount of $25,000 through 2022; and (iii) certain fringe benefits. Mr. Ramos has agreed not to compete with the Company for a period of three years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of three years following his termination. In the event of termination of Mr. Ramos’ employment by the Company without cause, or due to his death or disability, Mr. Ramos (or his estate, in the event of his death) is entitled to severance payments equal to the sum of his then current annual salary for twelve months and his then current target annual incentive (prorated based on the date of termination). In addition, in the event of termination of Mr. Ramos’ employment by the Company without cause following a change in control of the Company, or in the event of a voluntary termination of employment by Mr. Ramos within one year of a change in control of the Company, the agreement provides for severance payments to Mr. Ramos equal to 100% of his then current annual salary for 24 months.

Summary of Potential Payments Upon Termination or a Change in Control

The employment agreements provide for certain severance payments and other benefits in the event of the executive’s termination of employment or a change in control of the Company. The following table summarizes the value of the severance payments and other benefits that each of the NEOs would receive if employment was terminated on December 31, 2017 under the circumstances shown. The amounts shown in the table do not include accrued but unpaid salary, earned annual incentives for 2017, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under the Company’s 401(k) plan, and death or disability benefits under the Company’s generally available welfare programs.

Name	Termination for Cause or Resignation without Good Reason $	Termination without Cause or Resignation for Good Reason $	Retirement $	Death $	Long-Term Disability $	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control $
Wessel
Cash Severance	—	3,231,226	—	—	—	$6,462,451
Benefits Continuation	—	21,108	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	28,144
Value of unvested equity awards	—	—	—	—	—	4,009,498
Total	—	3,252,334	—	—	—	10,500,093

Stuart
Cash Severance	—	1,610,834	—	—	—	3,221,667
Benefits Continuation	—	27,707	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	36,942
Value of unvested equity awards	—	—	—	—	—	1,349,000
Total	—	1,638,541	—	—	—	4,607,609

Orr
Cash Severance	—	1,453,059	—	—	—	2,906,117
Benefits Continuation	—	41,892	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	55,856
Value of unvested equity awards	—	—	—	—	—	1,686,250
Total	—	1,494,951	—	—	—	4,648,223

Ramos
Cash Severance	—	800,000	—	$800,000	$800,000	800,000
Benefits Continuation	—	—	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	—
Value of unvested equity awards	—	—	—	—	—	1,245,450
Total	—	800,000	—	800,000	800,000	2,045,450

CEO Pay Ratio

The Company seeks to establish fair and competitive employee compensation programs in each local market within its international operations, in order to effectively attract, retain and motivate its talented workforce.

As required by Item 402(u) of Regulation S-K, the Company is providing the following information to explain the relationship between the annual total compensation of its median employee and the annual total compensation of its CEO.

The Company selected December 31, 2017 as its determination date, and used this date to identify the population of employees to be included in its calculations. On December 31, 2017, the Company and its consolidated subsidiaries employed approximately 17,000 individuals, with 7,882 employees based in the U.S. and 8,359 employees based in Latin America where employee wages are much lower than in the U.S.

The Company selected gross wages as of its December 31, 2017 determination date as the most appropriate measure of compensation for identifying its median employee and applied this measure consistently across its employee population. Gross wages generally included salary and wages (regular, hourly and overtime), commissions and bonuses. The Company annualized the compensation of all permanent full-time and part-time employees who were hired by the Company between January 1, 2017 and December 31, 2017. The Company applied an average exchange rate as of December 31, 2017 to convert all Latin American currencies into U.S. dollars.

The Company calculated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2) of Regulation S-K (the rules used to calculate the compensation included in the Summary Compensation Table). Using this methodology, the Company determined that its median employee was a full-time store employee located in Latin America with annual total compensation, inclusive of benefits, of $11,158.

For 2017, the annual total compensation of the Company’s CEO was $6,171,999 (which is the sum of the amount set forth in the “total” column of the 2017 Summary Compensation Table and the estimated cost of health and welfare benefits that are available generally to all salaried employees). Based on the Company’s CEO’s annual total compensation compared to the compensation for the median employee, the Company’s estimated pay ratio as calculated pursuant to the SEC regulations is 553:1.

The Company’s estimated pay ratio is influenced by a number of factors, including the geographic distribution of its employees, the mix of hourly vs. salaried employees included in its employee population, and compensation trends within its specific industry. As a result of these and other variables, the Company does not believe comparisons to the pay ratios of other companies are likely to be meaningful.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the NEOs, as disclosed in this Proxy Statement in accordance with SEC rules (commonly known as a “say-on-pay” proposal).

At the 2017 Annual Meeting, the Company held its non-binding stockholder advisory vote on executive compensation and approximately 90% of the shares present and entitled to vote were cast to support the compensation of the Company’s NEOs. In addition, the Company held its non-binding stockholder advisory vote on the frequency for future advisory votes with respect to NEO compensation and 81% voted for approval of an annual frequency. In light of the vote, the Board of Directors has determined to hold an advisory vote on the compensation of the NEOs each year until the next non-binding stockholder advisory vote on the frequency of such votes, which is required to be held no later than the Company’s 2023 Annual Meeting of Stockholders.

The Board is seeking the advisory vote of stockholders on the compensation of the NEOs as disclosed in this Proxy Statement. This say-on-pay proposal gives the Company’s stockholders the opportunity to express their views on the Company’s NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs.

As discussed in “Compensation Discussion and Analysis,” the Company has designed its executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance, and build value for stockholders. The program provides total compensation opportunities at levels that are competitive in the industry, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving business objectives, and closely aligns the interests of the executives with the interests of the Company’s stockholders. Accordingly, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under executive compensation, and cast a vote to approve the compensation of the Company’s NEOs through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee or the Board of Directors will consider the Company’s stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the resolution approving the overall compensation of the NEOs for the 2017 fiscal year.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter. Neither Delaware law nor the Company’s certificate of incorporation or bylaws provides stockholders with dissenters’ rights in connection with any of the proposals to be voted on at the Annual Meeting.

COST OF SOLICITATION

The Company will bear the costs of the solicitation of proxies from its stockholders. In addition to the use of mail, directors, officers and regular employees of the Company may solicit proxies in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries of the forwarding of solicitation material to the beneficial owners of the Company’s Common Stock, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

HOUSEHOLDING OF PROXY MATERIALS

The Company has adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of the Company’s proxy materials, unless one or more of these stockholders notifies the Company that he or she wishes to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling (866) 540-7095 if you are a stockholder of record. If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please direct your written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102, and the Company will promptly deliver a separate copy.

STOCKHOLDER PROPOSALS

The Company has not received any stockholder proposals for this Annual Meeting. Proposals by stockholders intended to be presented at next year’s Annual Meeting of Stockholders must be received by the Company for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting no later than December 28, 2018 and the proposal must otherwise comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act. Separate and apart from the requirements of Rule 14a-8 relating to inclusion of a stockholders’ proposal in the Company’s Proxy Statement, the Company’s bylaws require advance notice for a stockholder to bring nominations of directors or any other action before any annual meeting of stockholders. Specifically, Section 3.5 of the Company’s bylaws requires notice of nominations of directors or any other action to be received by the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of such annual meeting; provided, however, that in the event less than 75 days’ notice of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the date on which such notice of the date of the annual meeting was mailed. Further, the notice must contain the information set forth in Section 3.5 of the Company’s bylaws.

By Order of the Board of Directors,

Fort Worth, Texas	R. Douglas Orr
April 27, 2018	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FirstCash, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REVOCABLE PROXY
FIRSTCASH, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 12, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRSTCASH, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS BELOW. IN THEIR DISCRETION, MESSRS. WESSEL AND ORR ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby appoints Rick L. Wessel and R. Douglas Orr the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of FirstCash, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of FirstCash, Inc. to be held at 1600 West 7th Street, Fort Worth, Texas 76102 on Tuesday, June 12, 2018 at 10:00 a.m., and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes. This proxy will be voted for the choice specified; however you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors		[ ]	[ ]	[ ]
Nominees:

01	Mr. Rick L. Wessel	02	Mr. James H. Graves
						For	Against	Abstain
2.	Ratification of the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018.					[ ]	[ ]	[ ]

3.	Approve, by non-binding vote, the compensation of named executive officers as described in the proxy statement.					[ ]	[ ]	[ ]

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

(Date)			(Signature)			(Signature if jointly held)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

APPENDIX A

Non-GAAP Financial Information

The Company uses certain financial calculations such as adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than GAAP, primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies.

The Company has adjusted the applicable financial measures to exclude, among other expenses and benefits, Merger related expenses because it generally would not incur such costs and expenses as part of its continuing operations. The Merger related expenses are predominantly incremental costs directly associated with the Merger and integration of Cash America, including professional fees, legal expenses, severance and retention payments, accelerated vesting of certain equity compensation awards, contract breakage costs and costs related to consolidation of technology systems and corporate facilities.

Adjusted Net Income and Adjusted Net Income Per Share

Management believes the presentation of adjusted net income and adjusted net income per share (“Adjusted Income Measures”) provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between the net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Income Measures, which are shown net of tax (unaudited, in thousands, except per share amounts):

	Year Ended December 31,
	2017		2016		2015
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income, as reported	$143,892	$3.00	$60,127	$1.72	$60,710	$2.14
Adjustments, net of tax:
Merger and other acquisition expenses:
Transaction	—	—	14,399	0.41	—	—
Severance and retention	2,456	0.05	9,594	0.27	—	—
Other	3,254	0.07	2,030	0.06	1,989	0.07
Total Merger and other acquisition expenses	5,710	0.12	26,023	0.74	1,989	0.07
Net tax benefit from Tax Act	(27,269)	(0.57)	—	—	—	—
Loss on extinguishment of debt	8,892	0.19	—	—	—	—
Net gain on sale of common stock of Enova	—	—	(818)	(0.02)	—	—
Restructuring expenses related to U.S. consumer loan operations	—	—	—	—	5,784	0.21
Adjusted net income	$131,225	$2.74	$85,332	$2.44	$68,483	$2.42

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance and adjusted EBITDA is used in the calculation of the Net Debt Ratio as defined in the Company’s senior notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (unaudited, dollars in thousands):

	Year Ended December 31,
	2017		2016		2015
Net income		$143,892		$60,127		$60,710
Income taxes		28,420		33,320		26,971
Depreciation and amortization (1)		55,233		31,865		17,446
Interest expense		24,035		20,320		16,887
Interest income		(1,597)		(751)		(1,566)
EBITDA		249,983		144,881		120,448
Adjustments:
Merger and other acquisition expenses		9,062		36,670		2,875
Loss on extinguishment of debt		14,114		—		—
Net gain on sale of common stock of Enova		—		(1,299)		—
Restructuring expenses related to U.S. consumer loan operations		—		—		8,878
Adjusted EBITDA		$273,159		$180,252		$132,201

Net Debt Ratio calculated as follows:
Total debt (outstanding principal)		$407,000		$460,000		$258,000
Less: cash and cash equivalents		(114,423)		(89,955)		(86,954)
Net debt		$292,577		$370,045		$171,046
Adjusted EBITDA		$273,159		$180,252		$132,201
Net Debt Ratio	1.1	:1	2.1	:1	1.3	:1

(1)	For fiscal 2015, excludes $0.5 million of depreciation and amortization, which is included in the restructuring expenses related to U.S. consumer loan operations.

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of property and equipment and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities, and adjusted free cash flow as free cash flow adjusted for Merger related expenses paid that management considers to be non-operating in nature. Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles net cash flow from operating activities to free cash flow and adjusted free cash flow (unaudited, in thousands):

	Year Ended December 31,
	2017	2016	2015
Cash flow from operating activities	$220,357	$96,854	$92,749
Cash flow from investing activities:
Loan receivables, net of cash repayments	40,735	(16,072)	(3,716)
Purchases of property and equipment (1)	(37,135)	(33,863)	(21,073)
Free cash flow	223,957	46,919	67,960
Merger related expenses paid, net of tax benefit	6,659	20,939	—
Adjusted free cash flow	$230,616	$67,858	$67,960

(1)	Includes $11.2 million, $13.4 million and $3.6 million of real estate expenditures primarily at existing stores for the twelve months ended December 31, 2017, 2016 and 2015, respectively.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this Proxy Statement are presented on a “constant currency” basis, which is considered a non-GAAP measurement of financial performance. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico and Guatemala are transacted in Mexican pesos and Guatemalan quetzales, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar.

The following tables provide exchange rates for the Mexican peso and Guatemalan quetzal for the current and prior year periods:

	2017		2016		2015
	Rate	% Change Over Prior Year Period Favorable / (Unfavorable)	Rate	% Change Over Prior Year Period Favorable / (Unfavorable)	Rate
Mexican peso / U.S. dollar exchange rate:
End-of-period	19.7	5%	20.7	(20)%	17.2
Twelve months ended	18.9	(1)%	18.7	(18)%	15.8

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.3	3%	7.5	1%	7.6
Twelve months ended	7.4	3%	7.6	1%	7.7

The following table presents segment revenues of the Latin America operations segment for the fiscal year ended December 31, 2017 as compared to the fiscal year ended December 31, 2016 on both a GAAP and non-GAAP constant currency basis (unaudited, dollars in thousands):

				Constant Currency Basis
				Year Ended
				December 31,	Increase /
	Year Ended December 31,		Increase /	2017	(Decrease)
	2017	2016	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$333,609	$283,105	18%	$338,009	19%
Pawn loan fees	130,309	116,874	11%	131,972	13%
Wholesale scrap jewelry sales	21,645	14,958	45%	21,645	45%
Consumer loan and credit services fees	1,767	1,929	(8)%	1,793	(7)%
Total revenue	487,330	416,866	17%	493,419	18%